Exhibit 10.1

Confidential

EXECUTION

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION THAT WAS OMITTED IN THE EDGAR VERSION HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].

DEVELOPMENT AND LICENSE AGREEMENT

by and between

PFENEX INC.

and

CHINA NT PHARMA GROUP COMPANY LTD.

April 18, 2018

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Table of Contents

(continued)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii

Table of Contents

(continued)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (this “Agreement”) is entered into as of April 18, 2018 (the “Effective Date”) by and between Pfenex Inc., a Delaware corporation (“Pfenex”), and China NT Pharma Group Company Ltd., a company incorporated in Cayman Islands (“NT Pharma”).

WITNESSETH

WHEREAS, Pfenex is a clinical stage biotechnology company engaged in the development of difficult to manufacture and high-value proteins, focusing on biosimilar therapeutics, including Product (as defined below);

WHEREAS, NT Pharma has expertise in the development, distribution, marketing and commercialization of pharmaceutical products for human use in the Territory (as defined below); and

WHEREAS, NT Pharma wishes to obtain from Pfenex, and Pfenex wishes to grant to NT Pharma, an exclusive license to develop, commercialize, promote, market, offer for sale, sell and distribute Product in the Territory, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pfenex and NT Pharma agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Defined Terms. The following words and phrases, when used herein with initial capital letters, shall have the meaning set forth or referenced below:

“Acquiring Entity” means a Third Party (including the parent company of such Third Party, as applicable) that merges or consolidates with or acquires Pfenex, or to which Pfenex transfers all or substantially all its assets to which this Agreement pertains (the “Acquisition Transaction”).

“Action” means any proceeding, action, claim (formal or informal, including by way of a letter), arbitration, administrative or regulatory action or other type of legal action, whether taken as a plaintiff or an initiating party (including through a request for declaratory judgment) or by way of counter-claim or defense.

“Adverse Drug Responses” shall be defined in more detail in the PV Agreement to include any “Adverse Drug Responses” as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and “Adverse Drug Experience” as defined in the then-current 21 CFR Section 314.80.

“Affiliate” means any corporation or other business entity controlled by, controlling or under common control with a Party. For purposes of this definition, “control” means (a) direct or indirect beneficial ownership of fifty percent (50%) or more (or, if less than fifty

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

percent (50%), the maximum ownership interest permitted by Applicable Law) of the voting stock in such corporation or other business entity or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such corporation or other business entity, whether through ownership of voting securities, by contract or otherwise.

“Agents” has the meaning set forth in Section 8.2.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Net Sales” means, for a given Annual Period, the aggregate Net Sales for Product during such Annual Period.

“Annual Period” means (a) for 2018, the period commencing on the Effective Date and ending on December 31, 2018 (or the date this Agreement is terminated if such termination occurs prior to December 31, 2018), (b) for each successive calendar year during the Term (other than the calendar year in which the Term expires or this Agreement is terminated) the period beginning on January 1st of such year and ending on December 31st of such year, and (c) for the calendar year (other than 2018) in which the Term expires or this Agreement is terminated, the period beginning on January 1st of such calendar year and ending on the effective date of the termination of this Agreement.

“Applicable Law” means each applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority or Regulatory Agency, the terms of any Regulatory Approval, and any other ruling or decision of, agreement with or by, or requirement of any Governmental Authority, including the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et. seq. and any other applicable United States or non-United States anti-corruption laws.

“Assignee” means any Person (other than Pfenex and NT Pharma) that is assigned or transferred, or succeeds to, any rights under this Agreement.

“Average Sale Price” means, with respect to a particular country and particular period, the weighted average sale price of Product, Bundled Product or other product or service included in a Bundled Product, as applicable, such weighted average price determined by dividing (a) the total gross amounts invoiced on commercial sales of Product, Bundled Product or other product or service included in a Bundled Product in arms-length transactions in the applicable country during the applicable period, by (b) the units of Product, Bundled Product or other products or services included in a Bundled Product commercially sold in arms-length transactions in such country during such period. When determining the gross amounts invoiced for Product included in a Bundled Product, the methodology used to allocate a portion of the gross amounts invoiced for the Bundled Product to Product, as set forth in the definition of Net Sales, shall be used to allocate gross amounts invoiced for Product.

“Bundled Product” means Product sold together with any other product(s) or service(s) at a single unit price, whether packaged together or separately, and which other product(s) or service(s) have material independent value from Product itself.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Business” means the research, development, manufacture and commercialization of Product by Pfenex, NT Pharma and their respective Affiliates and subcontractors, either individually or jointly.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which banks in Shanghai, China or the State of California are authorized by Applicable Law to be closed.

“cGxP” means then-current good manufacturing, clinical or laboratory practices and quality system regulations, as applicable, promulgated by any Regulatory Agency.

“China Clinical Study” means a human clinical study with respect to Product in Mainland China that is required by the SFDA in order to obtain Regulatory Approval for Product in Mainland China.

“CMC Section” means the “Chemistry, Manufacturing and Controls” section of a NDA, or the comparable section of an MAA for any other jurisdiction, with respect to Product.

“Commercial Territory” has the meaning set forth in Section 5.11(a).

“Commercially Reasonable Efforts” means, with respect to the activities to be conducted by a Party with respect to any objective, the reasonable, diligent, good faith efforts and resources (financial and otherwise) to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the development and commercialization of Product, such efforts shall be substantially equivalent to those efforts and resources it commonly expends with respect to a product with similar commercial potential. Without limiting the foregoing, such efforts shall include: (i) promptly assigning responsibilities for activities for which such Party is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (ii) setting and consistently seeking to achieve meaningful objectives for carrying out such activities, and (iii) consistently making and implementing decisions and allocating resources necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner. For clarity, it is understood that Commercially Reasonable Efforts shall be evaluated both on a Territory-wide basis and on a country-by-country basis based on factors relevant to such country (including size of market, availability, pricing strategies, likelihood of gray-market goods, Applicable Law, and likelihood of Regulatory Approval) and are expected to change over time.

“Commitment Activities” has the meaning set forth in Section 3.5(a).

“Common Interest Agreement” has the meaning set forth in Section 6.8.

“Competing Activities” has the meaning set forth in Section 3.7(b).

“Competing Product” means any product (other than Product) that is the Reference Product or a Generic Product or that contains the active pharmaceutical ingredient of the Reference Product (or a modified or derivative version thereof) as its sole active pharmaceutical ingredient.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Competing Product Enforcement Action” has the meaning set forth in Section 6.5(b).

“Components” means all Drug Substance, raw materials, components/component parts, labeling, packaging (both primary and secondary), ancillary goods, shipping materials and other items used to manufacture and supply Product hereunder in accordance with the applicable Product Specifications and Packaging Specifications.

“Confidential Information” has the meaning set forth in Section 8.1.

“Confidentiality Exceptions” has the meaning set forth in Section 8.1.

“Control” means, with respect to particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, or to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any agreement or other arrangement with, or the rights of, any Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Pfenex: (a) any Know-How or Patent owned by or licensed to any Acquiring Entity immediately prior to the effective date of the Acquisition Transaction, and (b) any Know-How or Patent that any Acquiring Entity subsequently develops without accessing or practicing any Know-How or Patent owned by or licensed to Pfenex immediately prior to the effective date of the Acquisition Transaction. “Controlled” and “Controlling” shall have their correlative meanings.

“Cooperating Party” has the meaning set forth in Section 6.5(d).

“Debarred Entity” means a Person (other than an individual) that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Agency pursuant to a comparable statute, from submitting or assisting in the submission of any application for any abbreviated or other drug application or generation or preparation of any data with respect thereto, or any affiliate of such Person.

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Agency pursuant to a comparable statute, from providing services in any capacity (including generation or preparation of data) to a Person that has an approved or pending drug application.

“Dispute” has the meaning set forth in Section 12.4.

“Divest” has the meaning set forth in Section 3.7(b)(iii).

“Divestible Asset” has the meaning set forth in Section 3.7(b)(iii).

“Dow Technology Assignment Agreement” means that certain Technology Assignment Agreement, dated as of November 30, 2009, by and between Dow Global Technologies Inc., The Dow Chemical Company and Pfenex.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Dow Technology Licensing Agreement” means that certain Technology Licensing Agreement, dated as of November 30, 2009, by and between Dow Global Technologies Inc., The Dow Chemical Company and Pfenex.

“Drug Substance” means that certain peptide as described in more detail in that certain memorandum exchanged between the Parties before the Effective Date and referencing this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“EMA” means the European Medicines Agency.

“Enforcement Actions” has the meaning set forth in Section 6.5(b).

“Enforcing Party” has the meaning set forth in Section 6.5(d).

“Executive Steering Committee” has the meaning set forth in Section 7.1.

“Existing Trademark” means the trademark set forth in Exhibit C.

“FATCA” means Sections 1471 through 1474 of 26 U.S.C., as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of 26 U.S.C.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” means the first commercial sale of Product to a Third Party by or under authority of NT Pharma or any of its Affiliates or sublicensees in a given jurisdiction after receiving Regulatory Approval for Product in such jurisdiction.

“Force Majeure” has the meaning set forth in Section 12.1.

“GAAP” means, with respect to a Person, United States generally accepted accounting principles, consistently applied by such Person across its operations.

“Generic Product” means, with respect to the Reference Product, a pharmaceutical product that (a) is therapeutically equivalent to the Reference Product, applying the definition of “therapeutically equivalent” set forth in the Preface to the current edition of the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as such definition may be amended in the future, or applying a similar standard under the Applicable Law of such other applicable jurisdiction, and (b) has been approved by a Regulatory Agency based upon an application that contains scientific evidence establishing, through in vitro or in vivo studies, the bioequivalence of such product to the Reference Product, such that such pharmaceutical product would be substitutable by a pharmacist for the Reference Product when filling a prescription written for the Reference Product without having to seek authorization to do so from the physician writing such prescription.

“Governmental Authority” means any supranational, national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

governmental authority or instrumentality, including Regulatory Agencies, in each case having jurisdiction in any country or other jurisdiction.

“Indemnification Notice” has the meaning set forth in Section 11.3(a).

“Indemnification Objection” has the meaning set forth in Section 11.3(b).

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnified Taxes” means Taxes imposed as a result of any assignment or transfer of any rights under this Agreement by any Party to any Assignee (including by merger, liquidation or reorganization) on the other Party (the “Non-Assigning Party”), or on any payment under this Agreement to the Non-Assigning Party, other than Taxes imposed on or with respect to the Non-Assigning Party or required to be withheld or deducted from a payment to the Non-Assigning Party that are (a) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Non-Assigning Party being organized under the laws of, or having its principal office in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between the Non-Assigning Party and the jurisdiction imposing such Tax (other than connections arising from the Non-Assigning Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (b) attributable to the Non-Assigning Party’s failure to comply with Section 8.4(a) and (c) any U.S. federal withholding Taxes imposed under FATCA. The term Indemnified Taxes includes penalties, fines and other additional statutory charges incidental or related to the imposition thereof, only to the extent not caused by the acts or omissions of the Non-Assigning Party.

“Indemnify” has the meaning set forth in Section 11.1.

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Infringement Notice” has the meaning set forth in Section 6.5(a).

“Infringing Activity” has the meaning set forth in Section 6.5(a).

“Intellectual Property” means all intellectual property or intangible rights anywhere in the world, including (a) Patents, (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and entity names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and entity names, in each case whether or not registered, (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith, (d) trade secrets, and (e) Know-How.

“Inventions” has the meaning set forth in Section 6.2.

“Inventory Sell Down Period” has the meaning set forth in Section 10.4(c).

“IP Strategy” has the meaning set forth in Section 7.1.

“Know-How” means technical information and materials, in any tangible or intangible form whatsoever, including technology, reports, databases, data, results, analytical

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

models, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, techniques, specifications, formulations, formulae, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures and patent and other legal information or descriptions; provided, however, that Know-How shall exclude any Patents.

“Lien” means any liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever.

“Losses” has the meaning set forth in Section 11.1.

“MAA” means a NDA or similar application to a Regulatory Agency to obtain Regulatory Approval for Product in any jurisdiction outside the United States.

“Manufacturing Action” has the meaning set forth in Section 6.4(a).

“Manufacturing Cost” means all internal and Third Party costs and expenses incurred or accrued by Pfenex or its Affiliates allocable to the manufacture of Product, as calculated by Pfenex in accordance with its internal accounting practices applied on a consistent basis, including the allocation of direct and indirect depreciation and overhead attributable to Product.

“NDA” means a New Drug Application filed with the FDA pursuant to 21 U.S.C. § 505(b) to obtain Regulatory Approval for Product in the United States.

“Net Sales” means, for a specified period, the gross amounts invoiced by NT Pharma or its Affiliates or sublicensees for the sale or transfer of Product by NT Pharma or any of its Affiliates or sublicensees to Third Parties during such period, less the following deductions to the extent charged as part of the invoiced price, or separately stated on the invoice or calculated as a function of the invoice price (without duplication, and to the extent not reimbursed by a Third Party):

(a)    [***];

(b)    [***]; and

(c)    [***].

For clarity, any Product that is provided for use as promotional samples or in connection with a compassionate use program, in each case at a price at or below cost, is not subject to the definition of Net Sales, is not a “commercial sale” for purposes of this Agreement and shall not be taken into account in determining Average Sale Price.

In the case of any sale or transfer of a Product to a non-Affiliate other than in a transaction exclusively for cash, the Net Sales amount per unit shall be deemed to be the Average Sale Price for the calendar quarter in which such sale or transfer took place.

With respect to a Bundled Product, the Net Sales of such Bundled Product shall first be calculated in accordance with the definition of Net Sales above, and then the Net Sales of Product included in such Bundled Product shall be determined by multiplying the Net Sales of such Bundled Product by the fraction A/B where “A” is the Average Sale Price of the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product included as part of such Bundled Product as sold alone (i.e., without any other product(s) or service(s)) and “B” is the Average Sale Price of the Bundled Product.

“Neutral” has the meaning set forth in Exhibit B.

“NT Pharma” has the meaning set forth in the preamble to this Agreement.

“NT Pharma Indemnitees” has the meaning set forth in Section 11.1.

“NT Pharma’s Knowledge” means the actual knowledge of NT Pharma’s Chief Executive Officer, Chief Financial Officer, Senior Director of Global Business, and Legal Head, in each case after reasonable inquiry and investigation, which shall include review of NT Pharma’s or each such person’s own records and inquiry of those employees who have primary responsibility for the specific matter at issue.

“Other Business” has the meaning set forth in Section 3.7(b).

“Packaging Specifications” means the packaging, labeling and branding specifications for Product.

“Parties” means NT Pharma and Pfenex.

“Party” means either NT Pharma or Pfenex.

“Patent” means (a) any issued patent, including any inventor’s certificate, substitution, extension, confirmation, reissue, reexamination, renewal or any like governmental grant for protection of inventions, and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional application.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity of any kind.

“Pfenex” has the meaning set forth in the preamble to this Agreement.

“Pfenex Expression Technology” means Pfenex’s proprietary Pseudomonas fluorescens expression platform technology used in the manufacture of biologic and other pharmaceutical products, including the development and production of strains used to manufacture such biologic and other pharmaceutical products, including through the optimization of a nucleic acid sequence, together with all Intellectual Property related thereto. The Pfenex Expression Technology includes all Intellectual Property (including Patents) transferred or licensed to Pfenex under the Dow Technology Assignment Agreement or the Dow Technology Licensing Agreement.

“Pfenex Housemark” has the meaning set forth in Section 6.1(c).

“Pfenex Indemnitees” has the meaning set forth in Section 11.2.

“Pfenex Know-How” means Know-How Controlled by Pfenex or its Affiliates at any time during the Term that is useful for the operation of the Business in the Territory.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Pfenex Patents” means Patents in the Territory Controlled by Pfenex or its Affiliates at any time during the Term (a) claiming the composition of the Drug Substance (and Product) or (b) claiming methods of use, administration or formulation of the Drug Substance (and Product). A list of current Pfenex Patents is set forth in that certain memorandum exchanged between the Parties before the Effective Date and referencing this Agreement.

“Pfenex Technology” means, collectively, the Pfenex Know-How, the Pfenex Patents and the Inventions, but excluding the Pfenex Expression Technology.

“Pfenex’s Knowledge” means the actual knowledge of Pfenex’s Chief Executive Officer, Chief Financial Officer, Chief Business Officer, and Pfenex’s Senior Director of Upstream Processing and Intellectual Property (which is Diane Retallack on the Effective Date), in each case after reasonable inquiry and investigation, which shall include review of Pfenex’s or each such person’s own records and inquiry of those employees who have primary responsibility for the specific matter at issue.

“Prior Agreement” has the meaning set forth in Section 8.3.

“Product” means any pharmaceutical product in final packaged form consisting of the Drug Substance as the sole active pharmaceutical ingredient.

“Product Complaint” has the meaning set forth in Section 5.4.

“Product Documentation” means all marketing and promotional literature, packaging inserts (including patient information leaflets) and customer documentation applicable to Product.

“Product Financial Records” has the meaning set forth in Section 4.7.

“Product License” has the meaning set forth in Section 2.1.

“Product Records” has the meaning set forth in Section 3.3.

“Product Specifications” means the product and performance specifications for Product, including Product formulae and materials required for the manufacture of Product.

“Prosecution and Maintenance” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences and inter partes actions, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” has its correlative meaning.

“PV Agreement” has the meaning set forth in Section 5.9(a).

“Quarterly Period” means a three (3) month period of each calendar year ending on March 31, June 30, September 30 or December 31, except that the first Quarterly Period shall be a period commencing on the Effective Date and ending on June 30, 2018.

“Reference Product” means Forsteo® and Forteo® (teriparatide), as branded and approved in the applicable jurisdiction.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Registrations” means all permits, licenses, approvals and authorizations granted by any Regulatory Agency with respect to Product (including the manufacture, handling, use, storage, import, transport, distribution, marketing, promotion or sale thereof).

“Regulatory Agency” means any federal, state or local regulatory agency, department, bureau or other Governmental Authority in the United States, the European Union or any other country, as applicable, including the FDA, the EMA and the SFDA, in each case that is responsible for Registrations necessary for, or otherwise governs, the manufacture, handling, use, storage, import, transport, distribution or sale of Product.

“Regulatory Approval” means, with respect to Product in a given country, all necessary Registrations from the applicable Regulatory Agency in such country to distribute, market, promote, sell and place on the market Product in such country.

“Regulatory Commitment Activities” means any study of Product required by a Regulatory Agency to be conducted as a condition of Regulatory Approval by such Regulatory Agency.

“Regulatory Materials” means regulatory applications (including MAAs), submissions, notifications, communications, correspondence, Registrations or other filings made to, received from or otherwise conducted with any Regulatory Agency (including minutes of meetings with any Regulatory Agency) that are necessary for or otherwise relate to the development, manufacture or commercialization of Product.

“Rolling Forecast” has the meaning set forth in Section 5.1.

“Safety Reasons” means it is a Party’s reasonable belief that there is an unacceptable risk for harm in humans based upon (a) preclinical safety data, including data from animal toxicology studies or (b) the observation of serious adverse effects in humans after Product has been administered to humans, such as during a clinical study or after the First Commercial Sale of Product.

“SEC” has the meaning set forth in Section 9.5.

“SFDA” means the State Food and Drug Administration of China, or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical products in Mainland China.

“Solicitation Action” has the meaning set forth in Section 8.5.

“Soliciting Party” has the meaning set forth in Section 8.5.

“Subcontractor” has the meaning set forth in Section 3.2.

“Subject Transaction” has the meaning set forth in Section 3.7(b).

“Tax” or “Taxes” means any and all taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever imposed, assessed or charged.

“Taxed Party” has the meaning set forth in Section 8.4(c).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Term” has the meaning set forth in Section 10.1.

“Territory” means Mainland China, Hong Kong, Singapore, Malaysia and Thailand.

“Territory Manufacturing Obligations” has the meaning set forth in Section 12.7.

“Territory Medical Affairs Strategy” has the meaning set forth in Section 3.6(a).

“Territory Product Trademark” has the meaning set forth in Section 6.1(a).

“Third Party” means any Person other than a Party and such Party’s Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.1.

“Timeline” has the meaning set forth in Section 3.1(a)(i).

“Trademark License” has the meaning set forth in Section 6.1(a).

“Transfer Taxes” has the meaning set forth in Section 8.4(d).

“United States” means the United States of America, including the District of Columbia, Puerto Rico and all other territories and possessions of the United States of America.

“Upfront Payment” has the meaning set forth in Section 4.1.

“U.S. Collaborator” has the meaning set forth in Section 12.7.

“Working Committee” has the meaning set forth in Section 7.1.

ARTICLE II.

GRANT OF LICENSE

Section 2.1    Product License.    Subject to the terms and conditions of this Agreement, Pfenex hereby grants to NT Pharma (a) an exclusive license under the Pfenex Technology to commercialize, promote, market, offer for sale, sell and distribute Product in the Territory during the Term and (b) a non-exclusive license under the Pfenex Technology to conduct development activities in the Territory with respect to Product during the Term (collectively, the “Product License”). The Product License shall be transferable solely in accordance with Section 12.7 and sublicensable solely in accordance with Section 2.2. For clarity, the Parties agree and acknowledge that the Product License does not include any right to make or have made Drug Substance or Product or to access or use the Pfenex Expression Technology, except that NT Pharma shall have the right to use information related to the Pfenex Expression Technology provided pursuant to Section 3.1(b) to the extent necessary for NT Pharma to deal with regulatory affairs and medical affairs, promote and market the Product, and perform its other obligations and exercise its other rights provided under this Agreement in the Territory. Upon the request by either Party, the Parties shall discuss in good faith the necessary amendments to this Agreement to expand the scope of the Product License to Product in bulk form and to the supply agreement and quality agreement referenced in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5.1. Pfenex confirms that irrespective of whether or not the Parties have expanded the Product License to Product in bulk form, during the Term it will not, nor will it license, authorize or assist any Affiliate or Third Party to import, commercialize, promote, market, offer for sale, sell or distribute Product in bulk form in the Territory.

Section 2.2    Sublicenses. The Product License includes the right to sublicense within the scope thereof in accordance with this Section 2.2. If NT Pharma intends to grant a candidate a sublicense with respect to a portion of the Product License that is related to the application or maintenance of the Regulatory Approval in a jurisdiction within the Territory, it shall serve Pfenex a 30-day prior notice setting out the identity of such sublicensee, and (a) if the contemplated sublicense is with respect to Regulatory Approval in Mainland China, NT Pharma shall not grant such sublicense without Pfenex’s prior written consent, which is not to be unreasonably withheld, delayed or conditioned, and (b) if the contemplated sublicense is with respect to any jurisdiction outside Mainland China, NT Pharma shall give due consideration to any objection that may be raised by Pfenex within 30 days, but NT Pharma shall have the right to make a final decision as to whether to grant the sublicense at issue except that if Pfenex raises an objection for reason that the contemplated sublicense is likely to render Pfenex not compliant with Applicable Law, in which situation NT Pharma shall not grant the sublicense without Pfenex’s prior written consent. For clarity, it is understood and agreed that NT Pharma may choose and use distributors in the Territory at its discretion, provided that (A) NT Pharma remains primarily responsible for the activities of any such distributors, (B) NT Pharma (or its Affiliate) (I) books sales of Product in each country in the Territory in accordance with NT Pharma’s ordinary course of business, and (II) remains primarily responsible for the marketing and promotion of Product in the Territory, which will be under the Existing Trademark or other trademarks Controlled by NT Pharma or its Affiliates, and (C) any distributor that is granted the right to apply for or maintain the Regulatory Approval in a jurisdiction of the Territory shall be subject to the restrictions on sublicensing in this Section 2.2. With respect to any sublicense granted by NT Pharma in accordance with this Section 2.2:

(a)    NT Pharma shall promptly notify Pfenex of the grant of each sublicense and provide Pfenex a copy of the final executed sublicense agreement, which copy may be redacted with respect to information not pertinent to this Agreement;

(b)    NT Pharma shall be responsible for the failure by its sublicensees to comply with all relevant restrictions, limitations and obligations in this Agreement; and

(c)    NT Pharma shall also have the right to sublicense the Trademark License granted pursuant to Section 6.1(a), provided that such sublicense shall be (i) granted to the applicable sublicensee in conjunction with a sublicense under the Product License granted pursuant to this Section 2.2 and (ii) subject to the terms and conditions of this Section 2.2.

Section 2.3    No Implied Licenses; Retained Rights. Each Party acknowledges that the rights and licenses granted under this Article II and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise, by either Party to the other Party. Without limiting the obligations hereunder (including the exclusivity set forth in Section 3.7), all rights with respect to Know-How, Patents or other Intellectual Property that are not specifically granted herein are reserved to the owner thereof, and specifically, Pfenex retains

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all rights under the Pfenex Technology to (a) commercialize, promote, market, offer for sale, sell and distribute Product outside the Territory, (b) conduct development activities with respect to Product worldwide, to support development and commercialization of Product outside the Territory, and (c) to make and have made Drug Substance and Product. NT Pharma agrees that it will not, and it will ensure that its Affiliates will not, and it will not grant any sublicensee the right to, use or otherwise exploit the Pfenex Technology, except as expressly licensed and permitted in this Agreement.

ARTICLE III.

PRODUCT DEVELOPMENT

Section 3.1    Development Efforts.

(a)    NT Pharma Responsibilities.

(i)    Within ninety (90) days after the Effective Date, the Executive Steering Committee (by consensus of the Parties and without regard to any final decision-making authority of either Party as set forth in Section 7.4(b)(i) and Section 7.4(b)(ii)) shall determine and set forth in writing a timeline listing the key activities of, and the milestones to be achieved by Pfenex and NT Pharma, respectively, with respect to the development of and Regulatory Approval for Product in Mainland China and the targeted completion date for each such activity and milestone (the “Timeline”); however, it is understood that such activities and milestones for which Pfenex is responsible under the Timeline shall be limited to delivery of appropriate sections of the NDA pursuant to Section 3.1(b), the manufacture of Product for clinical development (if applicable) pursuant to Section 5.1, and the other activities or obligations of Pfenex as expressly provided in this Agreement. The Parties acknowledge that one Party’s commencement or completion of certain activities or milestones may be conditioned on the other Party’s completion of certain activities or provision of certain items, as may be specified in the Timeline. NT Pharma shall use Commercially Reasonable Efforts to develop Product as necessary to obtain and maintain, at its own cost, Regulatory Approvals for Product in each country within the Territory, in accordance with the Timeline in the case of Mainland China.

(ii)    NT Pharma shall develop the Product in the Territory (including the conduct of the China Clinical Study, if required) in a good scientific manner and in accordance with cGxP of the applicable jurisdiction to the extent cGxP is applicable to such activities, to achieve such objectives efficiently and expeditiously, in compliance with all Applicable Laws. NT Pharma shall keep Pfenex reasonably informed as to NT Pharma’s (and its Affiliates’) planned activities (including written development plans with estimated timelines) and progress with respect to the development and regulatory affairs relating to Product through quarterly updates to the Executive Steering Committee.

(iii)    Pfenex will have the right to terminate this Agreement and receive a termination fee in the amount of [***] in accordance with Section 10.2(a)(iii), should NT Pharma fail to comply with the Timeline, unless such failure is due to circumstances outside of NT Pharma’s reasonable control or due to Pfenex’s breach of this Agreement.

(iv)    NT Pharma shall cooperate and provide Pfenex with reasonable assistance in connection with the performance by Pfenex of its obligations under Section 3.1(b).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Pfenex Responsibilities. Pfenex shall, promptly but no later than ten (10) days following submission to the FDA, which Pfenex anticipates will be no later than [***], provide NT Pharma with appropriate sections of the NDA for Product and, upon the request of NT Pharma, provide NT Pharma with such additional records, documents, data and other information in its possession or control related to the development of Product, as may be reasonably requested by NT Pharma to perform its obligations or exercise its rights under this Agreement, provided, however, that Pfenex shall not be required to provide any manufacturing records or laboratory notebooks unless that information is necessary for NT Pharma to obtain Regulatory Approval in the Territory. Such records, documents, data and other information provided by Pfenex shall remain the sole property of Pfenex, shall be deemed to be the Confidential Information of Pfenex, shall not be used by NT Pharma for any purpose other than the development and commercialization of Product in the Territory in accordance with this Agreement and shall be provided to NT Pharma in such form as maintained by or on behalf of Pfenex in the ordinary course of business, and Pfenex shall not be obligated to provide any translations. Pfenex shall also provide necessary training and advice to NT Pharma to enable it to understand the records, documents, data and other information so provided by Pfenex, including providing necessary on-site technical guidance and support, provided that NT Pharma shall reimburse Pfenex for its reasonable out-of-pocket costs incurred in providing such training and advice. Until such time as NT Pharma submits a MAA to the SFDA for Product in Mainland China, if Pfenex fails to provide in a timely fashion any material information or documentation in its possession or control that is reasonably requested in writing by NT Pharma, NT Pharma reserves the right to terminate the Agreement and receive a payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in accordance with Section 10.2(b)(v). Pfenex shall keep NT Pharma reasonably informed as to Pfenex’s progress with respect to its development activities relating to Product through quarterly updates to the Executive Steering Committee at its meetings. Pfenex shall cooperate and provide NT Pharma with reasonable assistance in connection with the performance by NT Pharma of its obligations under Section 3.1(a).

Section 3.2    Subcontracting. NT Pharma may subcontract to Affiliates or Third Parties (each, a “Subcontractor”) any portion of its responsibilities with respect to development of Product in the Territory. Each Subcontractor shall enter into a written agreement with NT Pharma pursuant to which such Subcontractor shall (a) be bound by obligations of confidentiality and non-use with respect to the Confidential Information of Pfenex or otherwise relating to Product at least as protective as the obligations set forth in Section 8.1 through Section 8.3, (b) be bound by obligations with respect to Intellectual Property sufficient to enable NT Pharma to comply with the terms and conditions of this Agreement as if NT Pharma completed any such subcontracted activity itself, (c) be required to make representations and warranties with respect to debarment comparable to the representations and warranties made by NT Pharma under Section 9.2(g), (d) be obligated to provide notice to NT Pharma upon becoming the subject of any investigation or debarment proceeding that could lead to such Subcontractor becoming a Debarred Entity or Debarred Individual and (e) be required to comply with all Applicable Laws, including, if applicable, cGxP. NT Pharma shall supervise and be responsible under this Agreement for the work of any such Subcontractor. No subcontracting of any obligation or activity under this Agreement shall relieve NT Pharma of any of its obligations or responsibilities under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 3.3    Records; Audit Rights. NT Pharma shall, and shall cause each Subcontractor engaged pursuant to Section 3.2 to, maintain complete and accurate books and records, in sufficient detail (and in good scientific manner appropriate for patent and regulatory purposes, when applicable) and for purposes of demonstrating compliance with the terms hereof, that fully and properly reflect all work done and results achieved with respect to development of Product (the completion of which is evidenced by the obtaining of Regulatory Approval) and maintenance of Regulatory Approval in each country within the Territory (the “Product Records”). NT Pharma shall retain all Product Records that it possesses or obtains through any arrangement with Subcontractors for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of Pfenex, the Product Records possessed by NT Pharma or obtained by NT Pharma through arrangements with Subcontractors shall be subject to inspection and audit by and at the expense of Pfenex no more than once in any Annual Period (or more frequently upon demonstration of reasonable cause). Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by Pfenex and confirmed by NT Pharma in advance, which confirmation shall not be unreasonably withheld or delayed. Pfenex shall treat all information received or subject to review under this Section 3.3 as Confidential Information of NT Pharma in accordance with the provisions of Article VIII. Pfenex shall cause its independent auditor to enter into, before the commencement of the audit, a confidentiality agreement, in form and substance reasonably acceptable to NT Pharma, to maintain such records and information of NT Pharma in confidence in accordance with Article VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof.

Section 3.4    Regulatory Affairs.

(a)    Filing for Regulatory Approvals. NT Pharma shall use Commercially Reasonable Efforts to obtain and maintain, solely in its own name (or the name of one of its Affiliates or Third Party designees) in all countries in the Territory other than Mainland China and in the name of Pfenex Inc. in Mainland China, and at NT Pharma’s own cost, all Regulatory Approvals for Product in each country within the Territory. Pfenex, as the registered holder of the Regulatory Approval of the Product in Mainland China, shall take all actions and execute all documents as necessary to enable NT Pharma to submit the filing to the SFDA and obtain the Regulatory Approval in Mainland China in the name of Pfenex Inc. If at any time NT Pharma is allowed by Applicable Law to register itself or one of its Affiliates or a Third Party designee as the holder of the Regulatory Approval for the Product in Mainland China, then upon the request by NT Pharma and approval by Pfenex, such approval not to be unreasonably withheld, delayed or conditioned, Pfenex shall take all actions and execute all documents as reasonably necessary to register NT Pharma or its designated Affiliate or Third Party as holder of Regulatory Approval for the Product in Mainland China, at NT Pharma’s expense.

(b)    Ownership of Regulatory Approvals; Regulatory Cooperation. NT Pharma (or its Affiliates or Third Party designees) shall solely own all Regulatory Approvals with respect to Product in the Territory (except that the Regulatory Approval registered in the name of Pfenex Inc. with respect to Product in Mainland China shall be owned by Pfenex pursuant to Section 3.4(a)), and shall have the right to control filing or submission of Regulatory Materials in order to obtain and maintain such Regulatory Approvals, subject to Section 5.6 and the oversight of and in consultation with the

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Executive Steering Committee. Accordingly, prior to the filing of any Regulatory Materials (including any MAA) for Product with any Regulatory Agency in the Territory, NT Pharma shall provide a copy thereof to Pfenex (through the Executive Steering Committee) for its review and comment. Pfenex shall have fifteen (15) Business Days from the date Pfenex receives a copy of any Regulatory Materials to provide NT Pharma with comments regarding such Regulatory Materials and NT Pharma shall consider all such comments in good faith. NT Pharma shall be responsible for managing all communications and interactions with Regulatory Agencies with respect to Product in the Territory; provided that NT Pharma shall, to the extent permitted by Applicable Law, provide Pfenex with (i) reasonable advanced notice (and in no event less than fifteen (15) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Agency in the Territory that are either scheduled with or initiated by or on behalf of NT Pharma or its Affiliates; (ii) an opportunity to have a reasonable number (but at least one (1)) representative participate in all substantive meetings with any such Regulatory Agency, and in any case keep Pfenex informed as to all material interactions with any such Regulatory Agency; and (iii) a copy of any material documents, information and correspondence submitted to any Regulatory Agency as soon as reasonably practicable.

(c)    Use of Regulatory Materials.

(i)    To the extent permitted by Applicable Law and necessary or useful to obtain or maintain any Regulatory Approval for Product in the Territory, NT Pharma shall have a right to refer to and use in filing for Regulatory Approval with Regulatory Agencies in the Territory, all (i) regulatory filings, (ii) regulatory approvals and (iii) documents, information and data contained in such filings or approvals, which Pfenex has used or filed with or produced to a Regulatory Agency with respect to Product or the Pfenex Technology. Pfenex shall submit and file with the applicable Regulatory Agency all documents necessary or advisable to grant to NT Pharma such rights to such filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the applicable Regulatory Agency. NT Pharma may sublicense the right of reference set forth in this Section 3.4(c)(i) to its sublicensees in the Territory in accordance with Section 2.2.

(ii)    To the extent permitted by Applicable Law and necessary or useful to obtain or maintain any Regulatory Approval for Product outside the Territory, Pfenex shall have a right to refer to and use in filing for Regulatory Approval with Regulatory Agencies outside the Territory, all (i) regulatory filings, (ii) regulatory approvals and (iii) documents, information and data contained in such filings or approvals, which NT Pharma has used or filed with or produced to a Regulatory Agency in the Territory with respect to Product or the Pfenex Technology. If any of the documents, information and data provided in the preceding sentence are submitted directly to any Regulatory Agency outside the Territory by Pfenex or any of its other licensees or enable Pfenex or any of its other licensees to apply for Regulatory Approval in any jurisdiction outside the Territory without the need to conduct human clinical studies, Pfenex shall reimburse NT Pharma for a portion of the out-of-pocket expenses incurred by NT Pharma during the Product development process for developing such documents, information or data, and the specific amount will be discussed and agreed by the Parties in good faith. All documents, data and information provided by NT Pharma under this Section 3.4(c)(ii), except in the case of information originally provided to NT Pharma by or on behalf of Pfenex, shall remain the sole property of

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NT Pharma, shall be deemed to be the Confidential Information of NT Pharma, and shall not be used by Pfenex for any purpose other than the development and commercialization of Product outside the Territory, and NT Pharma shall not be obligated to provide any translations. NT Pharma shall submit and file with the applicable Regulatory Agency all documents necessary or advisable to grant to Pfenex such rights to such filings, approvals, documents, information or data, subject in each case to the requirements and restrictions of the applicable Regulatory Agency. Pfenex may sublicense the right of reference set forth in this Section 3.4(c)(ii) to a licensee solely for use in connection with the development, manufacture or commercialization of Product outside the Territory provided that Pfenex has obtained from that licensee, for the benefit of NT Pharma, a right of reference of comparable scope as set forth in Section 3.4(c)(i), mutatis mutandis, to the extent permitted by Applicable Law.

(iii)    Each Party disclaims any representation or warranty that any filings, approvals, documents, information or data provided as set forth in this Section 3.4(c) shall meet the requirements of any particular country, or that such filings, approvals, documents, information or data shall be adequate or usable by the other Party in connection with seeking any Regulatory Approval in any particular country.

(d)    Regulatory Assistance.

(i)    Pfenex shall cooperate and provide NT Pharma with reasonable assistance in connection with the exercise by NT Pharma of its rights and performance by NT Pharma of its obligations under this Section 3.4 and, in connection therewith, Pfenex shall provide to NT Pharma all Product dossiers and other information that are in Pfenex’s possession or control (in such form as maintained by or on behalf of Pfenex in the ordinary course of business, and without obligation to provide any translations) and reasonably requested by NT Pharma for purposes of applying for and obtaining Regulatory Approvals for Product in the Territory, and NT Pharma shall be entitled to use such dossiers and other information for such purpose.

(ii)    NT Pharma shall cooperate and provide Pfenex with reasonable assistance in connection with the exercise by Pfenex of its rights and performance by Pfenex of its obligations under this Section 3.4 and, in connection therewith, NT Pharma shall provide to Pfenex all Product dossiers and other information that are in NT Pharma’s possession or control (in such form as maintained by or on behalf of NT Pharma in the ordinary course of business, and without obligation to provide any translations) and reasonably requested by Pfenex for purposes of applying for and obtaining Regulatory Approvals for Product outside the Territory, and Pfenex shall, subject to the payment requirement provided in Section 3.4(c)(ii) (if applicable), be entitled to use such dossiers and other information for such purpose.

Section 3.5    Commitment Activities.

(a)    NT Pharma Responsibilities.    NT Pharma shall have the exclusive right to control and shall be responsible for (i) all Regulatory Commitment Activities and post-marketing surveillance studies and data collection and analysis with respect to Product in the Territory; (ii) all pharmacovigilance activities with respect to Product in the Territory (subject to the PV Agreement); and (iii) all medical investigations and evaluations and the reporting of adverse events related to Product in the Territory, in each case (clauses (i) – (iii)) as required under Applicable Law or by any Regulatory Agency in

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the applicable jurisdictions (collectively, the “Commitment Activities”). NT Pharma shall bear the expense of all Commitment Activities.

(b)    Pfenex Assistance. Pfenex shall cooperate and provide NT Pharma with reasonable assistance in connection with the performance by NT Pharma of its obligations under this Section 3.5, including providing NT Pharma with access to manufacturing and or clinical study sites, records, documents, data and other information related to any manufacturing batch, or preclinical or clinical study conducted by or on behalf of Pfenex hereunder to the extent reasonably necessary in connection with the Commitment Activities, including batch records, protocols, statistical analysis plans, final clinical study reports and clinical study enrollment information, progress, results and data generated in scientific studies or memorialized in laboratory notebooks with respect to Product.

Section 3.6    Medical Affairs.

(a)    Medical Affairs Strategy. NT Pharma shall have the exclusive right to control, and shall use Commercially Reasonable Efforts to conduct, a comprehensive strategy of all medical affairs matters relating to Product in the Territory (the “Territory Medical Affairs Strategy”), including with respect to (i) the preparation of any publication based on data and other information relating to any trial or study with respect to Product in the Territory, or (ii) the planning and implementation of congress participations, medical education programs and key opinion leader or advisory board meetings with respect to Product in the Territory. NT Pharma shall bear the expense with respect to conducting the Territory Medical Affairs Strategy.

(b)    Pfenex Assistance. Pfenex shall cooperate and provide NT Pharma with reasonable assistance in connection with the performance by NT Pharma of its obligations under this Section 3.6.

Section 3.7    Non-Competition.

(a)     Competing Products. Notwithstanding anything contained herein to the contrary, neither NT Pharma nor its Affiliates shall, directly or indirectly, itself, through an Affiliate or otherwise, (i) research, develop, obtain Regulatory Approval for (or take any actions directed thereto), manufacture, market, import, offer for sale, sell or otherwise commercialize (including through a distributor or other Third Party) any Competing Product during the Term or (ii) authorize or assist (including by investing in or otherwise providing funding to) any Third Party to do any of the foregoing.

(b)    Post Effective-Date Affiliates. In the event that, after the Effective Date, NT Pharma enters into any transaction (a “Subject Transaction”) whereby a Third Party that is engaged in activities that would otherwise be prohibited by Section 3.7(a) (the “Competing Activities”) becomes an Affiliate of NT Pharma or merges with NT Pharma (such Affiliate or, in the event of a merger, the portion of the business which is not NT Pharma’s business immediately prior to the Subject Transaction, the “Other Business”), NT Pharma shall provide notice to Pfenex within five (5) Business Days of the closing of the Subject Transaction, specifying the identity of the Other Business and describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Competing Activities and their focus. Such notice shall also state whether NT Pharma elects to: (A) Divest the Competing Activities; (B) assign all of

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its rights and obligations under this Agreement to a Third Party (and such assignment shall not require the prior written consent of Pfenex pursuant to Section 12.7, provided that such Third Party has capabilities to fulfill all of the obligations of NT Pharma under this Agreement; (C) keep separate all of the Competing Activities not so included within the activities under this Agreement; or (D) cease engaging in the Competing Activities within ninety (90) days following the consummation of the Subject Transaction; provided that:

(i)    NT Pharma shall not have the right to make the election described under clause (C) above if [***] of the Other Business’ business immediately prior to the Subject Transaction consists of the Competing Activities (as measured by the percentage of both research and development expenditures and revenue with respect to the Competing Activities when compared to the research and development expenditures or revenue, as applicable, of the Other Business in total for the trailing twelve month period ending upon the consummation of the Subject Transaction).

(ii)    In the event NT Pharma elects the option described in clause (C) above, then (I) NT Pharma shall not have the right to exercise any of its rights or fulfill any of its obligations under this Agreement through such Other Business, (II) such Other Business shall not receive any license or other right under any Pfenex Technology for any Competing Activities, (III) Pfenex shall not have any license under any Patents or Know-How Controlled by the Other Business that was not licensed to Pfenex prior to the Subject Transaction, (IV) NT Pharma shall maintain capacity and resources that are reasonably necessary to fulfill its obligations under this Agreement, to the extent NT Pharma was required to maintain such capacity and resources had the Subject Transaction not occurred, and (V) NT Pharma shall use its Commercially Reasonable Efforts to put procedures and mechanisms in place to separate its activities under this Agreement and the Competing Activities, including preventing any disclosure of the Confidential Information of Pfenex to the Other Business and to prevent receipt or use for activities under this Agreement of any technology or proprietary information of the Other Business.

(iii)    In the event NT Pharma elects the option described in clause (A) or (B) above, then NT Pharma shall Divest the Competing Activities or all of its rights and obligations under this Agreement (as applicable, the “Divestible Asset”) as soon as reasonably practicable following the Subject Transaction. For purposes of this Section 3.7(b), “Divest” means, with respect to the Divestible Asset, (I) the sale, exclusive license or other transfer of all of the right, title and interest in and to such Divestible Asset, including all Intellectual Property and other assets relating solely thereto, to a Third Party (other than the Other Business), without the retention or reservation of any rights, license or interest (other than solely an economic and other customary termination interests) by NT Pharma or Other Business in such Divestible Asset, and (II) the complete shutdown of the Divestible Asset such that no Intellectual Property or other asset solely relating thereto is used by NT Pharma or its Affiliates and delivery of written confirmation from NT Pharma to Pfenex that NT Pharma and its Affiliates covenant not to use any Intellectual Property and assets solely relating to such Divestible Asset.

Section 3.8    Divestment of Assets by Pfenex.    Pfenex shall not transfer any of its assets or rights to a Third Party or engage in any other kind of transaction with a Third Party that may render Pfenex unable to fully perform its obligations under this Agreement (except for the situation described in Section 12.7), unless approved in writing by NT Pharma.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IV.

PAYMENTS

Section 4.1    Upfront License Payment. NT Pharma shall pay to Pfenex a one-time, non-refundable (except as provided in Section 10.2(b)(v)) upfront license payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Upfront Payment”), such amount to be paid on the Effective Date.

Section 4.2    Development Milestone Payment. In further consideration of NT Pharma’s rights under this Agreement, NT Pharma shall pay to Pfenex a one-time, non-refundable milestone payment in the amount of [***] within five (5) Business Days following [***].

Section 4.3    Sales Milestone Payment. In further consideration of NT Pharma’s rights under this Agreement, NT Pharma shall pay to Pfenex a one-time, non-refundable milestone payment in the amount of [***] following [***].

Section 4.4    Royalties.

(a)    Commencing on the date on which the First Commercial Sale with respect to Product occurs in the Territory and continuing so long as there are Net Sales, NT Pharma shall pay to Pfenex a royalty for each Quarterly Period in a given Annual Period in an amount equal [***] of Annual Net Sales of Product in the Territory during such Annual Period.

(b)    Within forty-five (45) days following the end of each Quarterly Period, NT Pharma shall pay to Pfenex all amounts payable pursuant to this Section 4.4 by wire transfer of immediately available funds to the account designated by Pfenex.

Section 4.5    Reports.

(a)    With respect to every Quarterly Period for which NT Pharma is obligated to make any payments under Section 4.4, NT Pharma shall furnish to Pfenex a written report for such Quarterly Period within thirty (30) days after the end of such Quarterly Period showing in reasonably specific detail:

(i)    the total gross amounts invoiced for Product sold by NT Pharma or its Affiliates or sublicenses and the calculation of Net Sales for Product during such Quarterly Period, including amounts deducted by category from gross amounts invoiced to arrive at Net Sales;

(ii)    the exchange rates used in determining any payment amount in Dollars; and

(iii)    the total amounts due to Pfenex under Section 4.4.

(b)    With respect to sales of Product invoiced in Dollars, the gross sales, Net Sales (including all deductions permitted to be made hereunder in calculating the same) shall be expressed in Dollars. With respect to any sale of Product invoiced in a currency other than Dollars, the gross sales, Net Sales (including all deductions permitted to be made hereunder in calculating the same) shall be expressed in their Dollar equivalent, calculated using the foreign currency exchange rate for the applicable currency

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used by NT Pharma in the ordinary course of business to publicly report its financial results.

Section 4.6    Payment Terms. All payments under this Agreement shall be made in Dollars and, unless otherwise provided herein, shall be (a) due within forty-five (45) days from the date of invoice and (b) non-refundable and non-creditable. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, Internet Edition at www.wsj.com in the “Money Rates” column, plus an additional annual interest rate of two percent (2%), or the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 4.6 shall in no way limit any other non-monetary remedies available to either Party.

Section 4.7    Records; Audit Rights. NT Pharma shall, and shall cause its Affiliates and sublicensees (as applicable) to, maintain complete and accurate books and records, in sufficient detail to confirm the accuracy of payments with respect to royalties under this Agreement (the “Product Financial Records”). NT Pharma shall retain all Product Financial Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of Pfenex, the Product Financial Records possessed by, or reasonably available to, NT Pharma shall be subject to inspection and audit by and at the expense of Pfenex no more than once in any Annual Period (or more frequently upon demonstration of reasonable cause). Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by Pfenex and confirmed in advance by NT Pharma, which confirmation shall not be unreasonably withheld or delayed. Pfenex shall treat all information received or subject to review under this Section 4.7 as Confidential Information of NT Pharma in accordance with the provisions of Article VIII. Pfenex shall cause its independent auditor to enter into, before the commencement of such audit, a confidentiality agreement, in form and substance reasonably acceptable to NT Pharma, to maintain such records and information of NT Pharma in confidence in accordance with Article VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof. If any such audit reveals that NT Pharma has failed to accurately make any payment required under this Agreement, then NT Pharma shall promptly pay to Pfenex any underpaid amounts due under this Agreement, together with interest calculated as set forth in Section 4.6, or Pfenex shall promptly pay to NT Pharma any overpaid amounts paid under this Agreement, as the case may be. If any such audit reveals an underpayment of amounts due under this Agreement greater than five percent (5%) of the amounts actually due for any Annual Period, then NT Pharma shall pay the reasonable out-of-pocket costs incurred in conducting such audit.

ARTICLE V.

MANUFACTURE OF PRODUCT; PHARMACOVIGILANCE; SALES AND

MARKETING

Section 5.1     Manufacturing Responsibility. Pfenex shall be responsible for and control the manufacturing of Product (including Drug Substance) for development and commercialization in the Territory and shall control the procurement, manufacture, and qualification of the Components required for the manufacture of such Product, for supply to NT Pharma in accordance with this Agreement. In connection therewith, Pfenex may elect to manufacture, fill and package Product itself or engage one or more Third Parties to

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manufacture, fill or package Product on its behalf. The transfer price of Product supplied by Pfenex to NT Pharma shall be [***]. [***], which amounts shall be adjusted annually based on the percentage increase or decrease in the most recent calendar year Producer Price Index, Industry: Pharmaceutical Preparations, Series ID: PCU2834# (N), as published by the U.S. Department of Labor, Bureau of Labor Statistics. [***]. Not later than nine (9) months prior to the estimated date of obtaining Regulatory Approval for Product in Mainland China, the Parties shall in good faith negotiate and enter into a supply agreement and a quality agreement with respect to the supply of Product by Pfenex to NT Pharma, containing provisions for the transfer price as set forth in this Section 5.1 and other terms and conditions typical in such agreements and consistent with the terms of this Agreement.

Section 5.2    Product Packaging and Labeling. Subject to Section 6.1, NT Pharma shall control the content and type of all Packaging Specifications (and any changes or supplements thereto) for Product in the Territory, and shall be responsible, at its own expense, for performing any repackaging with respect to the secondary packaging of the Product as necessary to comply with Applicable Law or commercial requirements in the Territory.

Section 5.3    Product Documentation. Subject to Section 6.1, NT Pharma shall control the content and type of, and procurement of, at its own expense, all Product Documentation (and any changes or supplements thereto) for Product in the Territory.

Section 5.4    Non-Medical Product Complaints. Pfenex, shall have the exclusive right to control, and shall be responsible for, the management of (including the preparation of all responses with respect to) all Product complaints received from a Third Party (each, a “Product Complaint”) related to manufacturing or packaging of Product for development or commercialization in the Territory and, in connection therewith, NT Pharma shall provide all reasonable assistance requested by Pfenex in connection with its preparation of the response to such Product Complaints at Pfenex’s cost and expense.

Section 5.5    Product Recalls. NT Pharma shall, at its sole expense, have the exclusive right to control, and shall be responsible for, any recall of Product in the Territory, with the cooperation and assistance of Pfenex. Notwithstanding the foregoing, if the recall is caused by a defect in the Product (a) for which Pfenex is responsible under the supply agreement or the quality agreement as provided above in Section 5.1, or (b) due to a breach of Applicable Law, negligent act or willful misconduct of Pfenex or its Affiliates (including their subcontractors, if applicable), then all the costs and expenses for the recall and any related fines and penalties shall be borne by Pfenex.

Section 5.6    Registrations. Pfenex shall, at its sole expense, obtain and maintain all Registrations with respect to the manufacture of the Product for development and commercialization in the Territory. Pfenex hereby represents and warrants that, to Pfenex’s Knowledge, as of the Effective Date, it is not aware of any such Registrations specific to any portion of the Territory. NT Pharma (a) hereby represents and warrants that, to NT Pharma’s Knowledge, as of the Effective Date, it is not aware of any such Registrations specific to any portion of the Territory and (b) agrees that, in the event that Pfenex is required by Applicable Law to obtain any such Registration(s) specific to any portion of the Territory, NT Pharma shall pay for the costs of obtaining and maintaining such Registration(s).

Section 5.7    Regulatory Inspections. Except as otherwise provided herein, Pfenex shall be responsible, at its sole expense, for handling and responding to all Regulatory

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Agency inspections with respect to Pfenex’s manufacture of Product. To the extent that Pfenex requires the assistance of NT Pharma in order to fulfill its obligations pursuant to this Section 5.7, NT Pharma shall reasonably cooperate with and assist Pfenex in connection therewith.

Section 5.8    Product Pricing and Promotion; Agency Contacts.

(a)    Subject to Section 6.1, NT Pharma shall, at its sole expense, have the exclusive right to control, and shall be responsible for, the advertising, marketing, promotion (including preparing and distributing Product Documentation), sales prices and pricing, promotional and marketing strategies and terms of sale for Product in the Territory. NT Pharma shall be the contact for review and discussion of all Product Documentation for Product with the applicable Governmental Authorities in the Territory.

(b)    If NT Pharma or any of its Affiliates sells Product to a Third Party to whom it also sells or otherwise provides other products or services (which are not Bundled Products), NT Pharma and its Affiliates shall not shift, allocate, price, discount or otherwise weigh payments received in any such transaction or any combination of transactions, with the purpose of reducing or disadvantaging the Net Sales of Product in favor of any other product, service or consideration in order to reduce the payments owed by NT Pharma to Pfenex hereunder.

Section 5.9    Reporting; Adverse Drug Reactions.

(a)    Pharmacovigilance Agreement. Not later than the first delivery of Product by or on behalf of Pfenex to NT Pharma or its designee pursuant to Section 5.1, the Parties shall enter into a pharmacovigilance agreement (the “PV Agreement”) on reasonable and customary terms, which agreement shall (i) contain detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to Product (including Adverse Drug Response reporting) on a worldwide basis, (ii) provided that, as between the Parties, Pfenex shall be responsible for establishing and maintaining the worldwide safety database relating to Product, and (iii) ensure compliance with the reporting requirements of all applicable Regulatory Agencies (including the FDA) on a worldwide basis with respect to Product.

(b)    Adverse Event Reporting. Without limiting Section 5.9(a), each Party shall within one (1) Business Day (after becoming aware of such information) report all customer complaints and Adverse Drug Responses in English to the other Party (or its designee for such purpose). As between the Parties, NT Pharma shall be responsible for the timely reporting of all Adverse Drug Responses, complaints and safety data relating to Product to each applicable Regulatory Agency in the Territory in accordance with Applicable Law. Pfenex shall also inform NT Pharma as soon as practicable under the circumstances of any compliance or safety issues of which Pfenex becomes aware and which have led to a regulatory action with respect to Product.

Section 5.10    Sales and Marketing. NT Pharma shall use Commercially Reasonable Efforts to market, promote, sell and distribute Product in the Territory and, as between the Parties, shall bear all costs to market, promote, sell and distribute Product in the Territory.

Section 5.11    Ex-Territory Sales; Export Monitoring.

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(a)    Ex-Territory Sales. Subject to applicable laws, neither Party shall engage in any advertising or promotional activities relating to Product directed primarily to customers or other buyers or users of Product located outside the Territory in the case of NT Pharma or inside the Territory in the case of Pfenex (such territory with respect to such Party, the “Commercial Territory”) or accept orders for Product from or sell Product into the other Party’s Commercial Territory for its own account, and if a Party receives any order for Product in the other Party’s Commercial Territory, it shall refer such orders to the other Party. Pfenex shall use Commercially Reasonable Efforts to impose comparable obligations as set forth in this Section 5.11(a) upon its Affiliates, other licensees or distributors operating within Pfenex’s Commercial Territory. For avoidance of any doubt, nothing contained in this paragraph shall affect Pfenex’s obligation to indemnify NT Pharma Indemnitees as provided in Section 11.1.

(b)     Export Monitoring. Each Party shall use Commercially Reasonable Efforts to monitor and prevent exports of Product from its own Commercial Territory for commercialization in the other Party’s Commercial Territory using methods permitted under Applicable Law that are commonly used in the industry for such purpose, and shall promptly notify the other Party of any such exports of Product from its Commercial Territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Applicable Law to prevent exports of Product from its Commercial Territory for commercialization in the other Party’s Commercial Territory.

ARTICLE VI.

TERRITORY PRODUCT TRADEMARK; INTELLECTUAL PROPERTY

LITIGATION

Section 6.1    Territory Product Trademarks.

(a)    Subject to the terms and conditions of this Agreement (including the performance by Pfenex of its manufacturing obligations under this Agreement), Pfenex hereby grants to NT Pharma an exclusive, transferable (solely in accordance with Section 12.7), sublicenseable (subject to the provisions of Section 2.2) license to use the Existing Trademark solely in connection with commercialization of Product in the Territory during the Term (the “Trademark License”). Pfenex shall use Commercially Reasonable Efforts to (i) complete registration of the Existing Trademark in each jurisdiction within the Territory as soon as practically possible, and (ii) maintain the registration of such trademark during the Term.

(b)    NT Pharma shall commercialize Product in the Territory solely under the Existing Trademark, provided that NT Pharma shall otherwise have the sole right to select the trade dress, style of packaging, labeling and the like used in connection with the commercialization of Product in the Territory, including promotional or advertising taglines. The commercialization of Product in the Territory under any trademark other than the Existing Trademark shall be subject to the prior written consent of Pfenex except that NT Pharma shall have the sole right to select and register in its own name a Chinese trademark the pronunciation of which shall be similar to that of the Existing Trademark to the extent feasible for use in connection with the commercialization of Product in Mainland China. Any such other trademark under which Product is commercialized in the Territory, including all goodwill associated therewith, and all applications, registrations, extensions, renewals and other rights relating thereto, shall be collectively referred to as a

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“Territory Product Trademark.” NT Pharma shall be the exclusive owner of each Territory Product Trademark, excluding, for the avoidance of doubt, the Existing Trademark which is owned by Pfenex and licensed to NT Pharma pursuant to Section 6.1(a). NT Pharma shall have the sole right to register and renew, at its expense, each such Territory Product Trademark in any country or jurisdiction of NT Pharma’s choosing, provided that the Existing Trademark shall be registered and renewed by Pfenex.

(c)    NT Pharma shall fully comply with all reasonable guidelines, if any, communicated by Pfenex concerning the use of the Existing Trademark. NT Pharma acknowledges the validity of the Existing Trademark, and shall not challenge or assist others to challenge the Existing Trademark (except to the extent such restriction is expressly prohibited by Applicable Law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Pfenex. NT Pharma shall not engage in any activity that would adversely affect the name, reputation or goodwill of Pfenex or the Product. Except as set forth in this Section 6.1, nothing contained in this Agreement shall grant or shall be deemed to grant to NT Pharma any right, title or interest in or to the Existing Trademark. Upon termination of this Agreement, NT Pharma shall immediately cease to use the Existing Trademark, subject to NT Pharma’s rights during the Inventory Sell Down Period pursuant to Section 10.4(c).

(d)    To the extent permitted by Applicable Law, at Pfenex’s election, the Product Documentation, including labels (subject to space limitations) shall include the Pfenex tradename and associated mark (as may be updated from time to time, the “Pfenex Housemark”) to be placed in a size (but not less than thirty percent (30%) of that of NT Pharma or its Affiliate) and location reasonably agreed to by the Parties and consistent with the standards of the pharmaceutical industry. Subject to the foregoing, Pfenex hereby grants to NT Pharma, its Affiliates and Third Party distributors a limited right to use the Pfenex Housemark solely in connection with the sale and marketing of Product in the Territory in accordance with this Agreement. The Pfenex Housemark and all goodwill associated therewith, and all applications, registrations, extensions and renewals and other rights relating thereto, shall be the sole property of Pfenex. Pfenex shall have the sole right to register and renew, at its expense, the Pfenex Housemark, or any portion thereof, in any country or jurisdiction of Pfenex’s choosing.

Section 6.2    Ownership of Inventions. All right, title and interest in and to all inventions and Know-How, including all Intellectual Property rights in the foregoing, made, conceived, reduced to practice or otherwise generated by or on behalf of a Party or its Affiliates, or jointly by or on behalf of the Parties or their Affiliates, in connection with this Agreement (collectively, “Inventions”) shall be solely owned by Pfenex. NT Pharma hereby assigns to Pfenex all of its right, title and interest in and to all Inventions (including related Patents and Know-How) and agrees to execute and deliver all documents and instruments reasonably requested by Pfenex to effect, evidence or record the foregoing assignment. NT Pharma shall promptly disclose to Pfenex all Inventions made, conceived, reduced to practice or otherwise generated by or on behalf of a NT Pharma or its Affiliates, solely or jointly, and shall promptly respond to reasonable requests from Pfenex for additional information relating to such Inventions.

Section 6.3    Patent Prosecution and Maintenance of Inventions. Pfenex shall have the first right to Prosecute and Maintain all Patents claiming Inventions, at its own cost and expense. Pfenex shall consult with NT Pharma and keep NT Pharma reasonably informed of the status of such Patents in the Territory and shall promptly provide NT Pharma with all

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material correspondence received from any patent authority in the Territory in connection therewith. In addition, Pfenex shall promptly provide NT Pharma with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to such Patents for NT Pharma’s review and comment prior to the submission of such proposed filings and correspondence. Pfenex shall consider in good faith any comments provided by NT Pharma in a timely manner, prior to submitting such filings and correspondence to the applicable patent authority in the Territory. If Pfenex decides to discontinue the Prosecution or Maintenance of any such Patent in any jurisdiction in the Territory, it shall notify NT Pharma of such decision. Thereafter, NT Pharma shall have the right, but not the obligation, to Prosecute and Maintain such Patent in such jurisdiction in the Territory at its own cost and expense, if doing so does not, in Pfenex’s reasonable, good faith determination, cause a material adverse effect on Pfenex’s Intellectual Property rights covering products other than Product.

(a)    Disclosures. Each Party acknowledges the highly proprietary and confidential nature of unpublished patent applications and related information and without limiting the provisions of Article VIII agrees to limit the access to any such applications and information received from the other Party hereunder to those who need such access for the purposes of this Section 6.3 and limit the use thereof solely to the purposes of this Section 6.3. Without limiting the foregoing, any disclosures made pursuant to this Section 6.3 will be structured in a manner so as provide reasonable access to the applicable information while limiting the risk of adversely affecting the patentability of the subject matter disclosed.

Section 6.4    Manufacturing Process.

(a)    In the event that any Third Party commences any Action against either Party or any of such Party’s Affiliates alleging that the manufacture of Product (including the use of any Pfenex Technology in the manufacture of Product) infringes any Intellectual Property of such Third Party (a “Manufacturing Action”), the Party against whom such Action is commenced shall provide the other Party prompt written notice thereof, and Pfenex shall have the sole right to control the defense of such Manufacturing Action (including any settlement, compromise or consent to any judgment with respect thereto). If Pfenex elects to assume control over the defense of any such Manufacturing Action where NT Pharma or its Affiliate is a defendant, then NT Pharma or its Affiliate shall have the right to participate with counsel of its selection (at NT Pharma’s sole cost and expense) and Pfenex shall, subject to Section 6.4(b), continue to control and defend NT Pharma or its Affiliate until final judgment in such Manufacturing Action.

(b)    NT Pharma shall provide, at the cost and expense of Pfenex, all cooperation and assistance reasonably requested by Pfenex in connection with any Manufacturing Action, including (i) providing Pfenex with detailed responses to its inquiries, and (ii) identifying and providing witnesses in the Territory who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that Pfenex reasonably requests.

Section 6.5    Enforcement Actions.

(a)    Each Party shall promptly give the other Party written notice (each, an “Infringement Notice”) of any actual or suspected infringement, misappropriation or other violation by a Third Party of the Pfenex Technology in the Territory (“Infringing

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Activity”) that come to such Party’s or any of its Affiliates’ attention, as well as the identity of such Third Party and any evidence of such Infringing Activity within such Party’s or any of its Affiliates’ custody or control that such Party or any of its Affiliates is reasonably able to provide.

(b)    Pfenex shall have the first right, but not the obligation, at Pfenex’s cost and expense, to take any action in response to such Infringing Activity and to enter into or permit the settlement of any litigation or other enforcement action (collectively, “Enforcement Actions”); provided that Pfenex shall provide prompt written notice of any Enforcement Action to NT Pharma arising from the development, manufacture, launch, marketing, commercialization and sale of a Competing Product in the Territory (each, a “Competing Product Enforcement Action”), permit NT Pharma (subject to the Common Interest Agreement) to review and comment on such Competing Product Enforcement Action and give reasonable consideration to any comments made by NT Pharma in relation to such Competing Product Enforcement Action. If required by Applicable Law and to the extent Pfenex does not have standing, NT Pharma shall permit, and shall take all actions reasonably necessary to enable, an Enforcement Action to be brought in its name, including being joined as a necessary party, at Pfenex’s sole cost and expense. Pfenex may settle, compromise or consent to any judgment with respect to any Enforcement Action without the prior written consent of NT Pharma, on fifteen (15) Business Days’ notice to NT Pharma; provided, that if, prior to the expiration of such fifteen (15) Business Day period, NT Pharma determines, and advises Pfenex of such determination in writing, that a settlement, compromise or consent to judgment with respect to a Competing Product Enforcement Action would likely have a material adverse impact on NT Pharma in the Territory, then Pfenex shall not settle, compromise or consent to any judgment with respect to such Competing Product Enforcement Action without the prior written consent of NT Pharma (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)    If Pfenex does not institute a Competing Product Enforcement Action against the Infringing Activity involving the Pfenex Technology within one (1) month from the date of the Infringement Notice and Pfenex has not provided notice to NT Pharma specifying that (i) the initiation of such Competing Product Enforcement Action is likely to invalidate or narrow the claims of any Pfenex Patent and (ii) such invalidation or narrowing would likely have a material adverse impact on Pfenex or its Affiliates, or the Pfenex Technology, NT Pharma shall have the right, but not the obligation, at NT Pharma’s sole cost and expense, to bring the Competing Product Enforcement Action; provided that NT Pharma shall provide prompt written notice of any such Competing Product Enforcement Action to Pfenex, permit Pfenex (subject to the Common Interest Agreement) to review and comment on strategic decisions and material pleadings and communications regarding such Competing Product Enforcement Action and give reasonable consideration to any comments made by Pfenex in relation to such Competing Product Enforcement Action. In such case and if required by Applicable Law and to the extent NT Pharma does not have standing, Pfenex shall permit, and shall take all actions reasonably necessary to enable, a Competing Product Enforcement Action to be brought in its name, including being joined as a necessary party, at NT Pharma’s sole cost and expense. NT Pharma may not enter into any settlement or consent to any judgment with respect to any such Competing Product Enforcement Action without the prior written consent of Pfenex (not to be unreasonably withheld, delayed or conditioned).

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(d)    In any Enforcement Action instituted by either Pfenex or NT Pharma to enforce the Pfenex Technology as provided herein above, the other Party (the “Cooperating Party”) shall, at the reasonable request of the Party initiating such Enforcement Action (the “Enforcing Party”), cooperate and provide reasonable assistance to the Enforcing Party, including (i) providing the Enforcing Party with documents (whether in written, electronic or other form) related to the Pfenex Technology in the Territory, (ii) identifying and describing any Intellectual Property that has been incorporated into the Pfenex Technology in the Territory by the Cooperating Party, and (iii) identifying and providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that the Enforcing Party reasonably requests. To the extent that the cooperation or assistance requested results in costs being incurred by the Cooperating Party, then the Enforcing Party shall be responsible for the payment of all reasonably incurred out-of-pocket expenses.

Section 6.6    Reimbursement Requirements. To the extent that any Party would be required pursuant to this Article VI to reimburse or pay the other Party for any costs or expenses incurred by such other Party, such obligation shall be subject to submission by such other Party of reasonable documentation with respect thereto. To the extent that either Party would be entitled to be reimbursed for, or otherwise have paid, any costs or expenses incurred by such Party, such costs and expenses shall only be reimbursed or paid to the extent reasonably incurred by such Party and submitted for reimbursement or payment pursuant to an invoice, which shall be payable in accordance with Section 4.6.

Section 6.7    Recovered Amounts. Any monetary damages, court-ordered Third Party costs, settlements, royalties or other recovery received from any Third Party resulting from, arising out of or relating to any Competing Product Enforcement Action, after reimbursement of the Cooperating Party’s expenses pursuant to Section 6.6 and the Enforcing Party’s expenses, shall be distributed (a) if Pfenex is the Enforcing Party, [***] to Pfenex and [***] to NT Pharma and (b) if NT Pharma is the Enforcing Party, [***] to NT Pharma and [***] to Pfenex.

Section 6.8    Common Interest Agreement. At the request of either Party, the Parties shall enter into a common interest agreement in a reasonable and customary form acceptable to both Parties (the “Common Interest Agreement”) to protect each Party’s privilege to the extent possible under Applicable Law.

Section 6.9    Patent Marking. Pfenex, in its discretion, shall mark (or cause to be marked) Product supplied to NT Pharma hereunder for sale in the Territory with appropriate Pfenex Patent numbers or indicia to the extent permitted by Applicable Law, for those countries in the Territory in which such notices impact recoveries of damages or remedies available with respect to infringement of Patents.

Section 6.10    Article XI Not Applicable. Article XI shall not apply to the extent its application would be inconsistent with this Article VI.

ARTICLE VII.

EXECUTIVE STEERING COMMITTEE

Section 7.1    Formation and Purpose. In order to oversee, review and coordinate the activities of the Parties under this Agreement, Pfenex and NT Pharma will form an executive

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steering committee upon the Effective Date (the “Executive Steering Committee”), whose initial members are listed in that certain memorandum exchanged between the Parties before the Effective Date and referencing this Agreement. The Executive Steering Committee shall, in accordance with the procedures set forth in Section 7.4, (a) review and comment on the development and commercialization of Product in the Territory, (b) consult with NT Pharma regarding NT Pharma’s plans for seeking Regulatory Approval in the Territory, (c) review and comment on the creation and implementation of strategies related to the Patents of Third Parties, in each case with respect to the development, manufacture, launch (including obtaining Regulatory Approval), marketing, commercialization and sale of Product in the Territory (collectively, “IP Strategy”), (d) serve as a forum for discussion of matters relating to the development and commercialization of Product in the Territory, (e) establish one or more working committees and subcommittees as may be established by mutual consent of Pfenex and NT Pharma (each, a “Working Committee”), and (f) perform such other duties as are specifically assigned to the Executive Steering Committee in this Agreement. The Executive Steering Committee shall be the primary forum for Pfenex and NT Pharma to communicate with one another regarding the plans for, and progress of, the development and commercialization of Product in the Territory.

Section 7.2    Membership. The Executive Steering Committee shall consist of three (3) individuals appointed by NT Pharma and three (3) individuals appointed by Pfenex. If either Pfenex or NT Pharma seeks to appoint any individual who is not listed in that certain memorandum exchanged between the Parties before the Effective Date and referencing this Agreement (which shall include not only the initial members of the Executive Steering Committee, but also other pre-approved potential appointees of Pfenex and NT Pharma), then the appointing Party shall notify the non-appointing Party and the non-appointing Party shall have the right to comment on each such appointee, which comments the appointing Party shall consider in good faith. Unless otherwise agreed by the Parties, the Executive Steering Committee and each Working Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that such committee is able to effectuate all of its decisions within the scope of its responsibilities. Each member of the Executive Steering Committee shall be subject to the obligations of non-use and non-disclosure of Confidential Information set forth in Article VIII.

Section 7.3    Meeting Requirements. The Executive Steering Committee shall meet on a quarterly basis (or less frequently if Pfenex and NT Pharma mutually agree) during the Term, and shall hold its first meeting within (30) days after the Effective Date for purposes of discussing the Timeline. The Executive Steering Committee may meet by phone, videoconference or in person. Each meeting shall be held on a date to be agreed upon by Pfenex and NT Pharma. Notwithstanding the foregoing, meetings may be called at any time if requested by either Party by prior written notice, including the proposed agenda of the meeting, sent to the other Party at least two (2) weeks in advance; provided that if a meeting is requested to be convened urgently pursuant to this Agreement, Pfenex and NT Pharma shall exercise Commercially Reasonable Efforts to convene such meeting as promptly as is practicable. Meetings shall only be effective if at least one (1) representative designated by NT Pharma and one (1) representative designated by Pfenex are present or participating in the meeting.

Section 7.4    Decision-Making; Dispute Resolution.

(a)    The Executive Steering Committee shall have a single chairperson who shall (i) solicit agenda items from the other Executive Steering Committee members,

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coordinate and prepare the agenda (which shall include any agenda items reasonably proposed by Executive Steering Committee members from the other Party), provide the agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting and ensure the orderly conduct of the Executive Steering Committee’s meetings, (ii) attend (subject to the below) each meeting of the Executive Steering Committee, and (iii) prepare and issue minutes of each meeting (which shall accurately reflect the discussions and decisions of the Executive Steering Committee at such meeting) in accordance with Section 7.5. Such minutes from each Executive Steering Committee meeting shall not be finalized until the Executive Steering Committee members from the other Party have reviewed and confirmed the accuracy of such minutes as described in Section 7.5 and if not previously confirmed, such matter shall be the first order of business at the next Executive Steering Committee meeting. The Party appointing the chairperson shall alternate between Pfenex and NT Pharma every calendar year, and shall initially be designated by Pfenex. In the event the chairperson or another representative of the Executive Steering Committee from either Party is unable to attend or participate in any meeting of the Executive Steering Committee, the Party who appointed such Executive Steering Committee chairperson or representative may appoint a substitute chairperson or other representative for that meeting. All decisions of the Executive Steering Committee and any Working Committee shall be made by consensus, with each Party having one (1) vote. Each Party shall work in good faith to reach consensus on matters and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of the Executive Steering Committee or a Working Committee hereunder. In the event a Working Committee fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party such matter shall be referred to the Executive Steering Committee for resolution.

(b)    If the Executive Steering Committee is unable to reach a decision as to any matter within its authority (including any matter expressly required to be resolved by the Executive Steering Committee pursuant to this Agreement) after a period of ten (10) Business Days, then either Pfenex or NT Pharma may provide written notice of such dispute to the Chief Executive Officer of the other Party and such matter shall be resolved as set forth below. The Chief Executive Officers (or their respective designees, who shall be senior officer of Pfenex and NT Pharma, but shall not be members of the Executive Steering Committee) of each of Pfenex and NT Pharma shall discuss the dispute in person or telephonically and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If any such dispute is not resolved by the Chief Executive Officers or their designees within thirty (30) days after submission of such dispute to such officers, then:

(i)    the Chief Executive Officer of Pfenex shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to (A) the Pfenex Technology, the Pfenex Expression Technology and the Prosecution and Maintenance of Patents claiming Inventions and the enforcement thereof (except for matters that NT Pharma has the right to control pursuant to Section 6.5(c)), (B) information supporting or referenced in the CMC Section with respect to Product, (C) the manufacture of Product for development or commercialization purposes, (D) the content of proposed publications or presentations under Section 8.6 and (E) the existence of Safety Reasons under Section 10.2(a)(iv) and Section 10.2(b)(iii).

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(ii)    the Chief Executive Officer of NT Pharma shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, all matters related to (A) IP Strategy (other than as referenced in Section 7.4(b)(i)(A)), (B) regulatory affairs with respect to Product in the Territory (including communications with Regulatory Agencies in the Territory), (C) the marketing, promotion, sale and distribution of Product in the Territory, and (D) the protocol for any preclinical or human clinical study with respect to Product in the Territory.

Notwithstanding the foregoing, neither Party shall have any final decision-making authority with respect to matters described in Section 7.1, other than IP Strategy.

Section 7.5    Meeting Minutes. The Parties shall reasonably cooperate to finalize the definitive minutes of the Executive Steering Committee no later than thirty (30) days after the meeting to which the minutes pertain, as follows: (i) the chairperson of the Executive Steering Committee shall be responsible for preparing and sending a draft of the minutes to the other Party’s representatives, and shall furnish such draft within ten (10) days of such meeting, (ii) the other Party’s representatives shall have ten (10) days after receiving the draft minutes to collect comments and to discuss any modifications thereof and (iii) within the following ten (10) days any disputes as to the minutes shall be resolved between the Parties and the final version of the minutes shall be issued by the Party appointing the chairperson which shall be subject to approval by NT Pharma and Pfenex by signing and dating the minutes or unanimous approval of the Executive Steering Committee at its next meeting. The minutes shall include a list of any actions, decisions or determinations approved by the Executive Steering Committee and a list of any issues yet to be resolved. In addition, the minutes shall set forth the place and date where the next meeting shall be held.

Section 7.6    Expenses. Each of Pfenex and NT Pharma shall be responsible for the expenses of the participation of its representatives in the Executive Steering Committee and any Working Committees, including travel costs.

Section 7.7    Working Committees. Each Working Committee shall (a) be comprised as the Executive Steering Committee determines is necessary to fulfill its responsibilities (it being understood that a particular Working Committee may not necessarily have the same number of representatives from each Party) and (b) report into and be subordinate to the Executive Steering Committee. A Working Committee shall only have the authority expressly delegated to such Working Committee by the Executive Steering Committee. Each Working Committee shall keep the Executive Steering Committee regularly informed of the activities that it is tasked with overseeing or otherwise carrying out, both through in-person and written reporting as reasonably necessary for the Executive Steering Committee to fulfill its responsibilities with respect thereto.

Section 7.8    Committee Authority; Withdrawal.

(a)    General. Notwithstanding the creation of the Executive Steering Committee and any Working Committee, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree. Neither the Executive Steering Committee nor any Working Committee shall have the power to (a) amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

breach of this Agreement has occurred, and no decision of the Executive Steering Committee or any such Working Committee, as applicable, shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the Executive Steering Committee and any Working Committee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the Executive Steering Committee and any such Working Committee, as applicable.

(b)    Withdrawal. At any time after receipt of Regulatory Approval in Mainland China with respect to Product, and for any reason, Pfenex shall have the right to withdraw from participation in the Executive Steering Committee or any or all of the Working Committees upon notice to NT Pharma referencing this Section 7.8(b), which notice shall be effective immediately upon receipt. Thereafter, (i) any information, documents or reports that a Party is otherwise required to provide to the Executive Steering Committee pursuant to this Agreement shall be provided directly to the other Party, and (ii) any matters delegated to the Executive Steering Committee pursuant to this Agreement shall be made by mutual written agreement of the Parties, subject to the dispute resolution and final decision-making provisions of Section 7.4(b). For purposes of clarification, Pfenex’s withdrawal from the Executive Steering Committee or any Working Committee shall not affect any other obligation or responsibility of Pfenex set forth in this Agreement.

Section 7.9    Day-to-Day Responsibilities. Each Party shall be responsible for day-to-day implementation and operation of the activities under this Agreement for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms and conditions of this Agreement, the decisions of the Executive Steering Committee or any Working Committee within the scope of its authority specified herein or Applicable Law. Notwithstanding the preceding sentence, if Pfenex reasonably believes that a decision of NT Pharma relating to its development activities with respect to Product is likely to have a material adverse impact on the profile, safety, efficacy or commercial value of Product outside the Territory, it shall provide NT Pharma with written notice indicating Pfenex’s disagreement with NT Pharma’s decision together with a description, in reasonable detail, of Pfenex’s reasoning in support of such disagreement. After receipt of such notice from Pfenex, the Parties shall discuss in good faith (for a period not to exceed thirty (30) days or such longer period as may be agreed by the Parties in writing) to agree on the development activities in question, failing which the decision made by Pfenex shall be binding. Notwithstanding anything to the contrary under this Agreement, Pfenex shall not object to an activity that is required by a Regulatory Agency in the Territory.

Section 7.10    Cooperation. A Party that is obligated to cooperate with the other Party hereunder (a) may consider all relevant factors including its other then-current obligations and resource commitments when determining whether the cooperation activities are reasonable, and (b) shall not be obligated to obtain any additional resources (including hire any personnel) to accomplish its cooperation hereunder. Such Party’s obligation to cooperate in a particular activity shall not alleviate the other Party’s obligation to perform the underlying activity.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VIII.

CONFIDENTIALITY; TAXES; NONSOLICITATION; PUBLICATIONS

Section 8.1    Confidentiality. Each of Pfenex and NT Pharma acknowledges that, in the course of discussions and negotiations and performing its obligations hereunder, (a) it has received or may receive information from the other Party and (b) the other Party may disclose to it information, data and processes that such other Party wishes to protect from use by and disclosure to Third Parties (all information described in clauses (a) and (b), unless subject to the Confidentiality Exceptions, “Confidential Information”). Each Party shall retain in confidence all Confidential Information of the other Party and (except as expressly provided herein) shall not use Confidential Information of such other Party for any purpose other than the purposes indicated herein and in connection with the performance of this Agreement or disclose such Confidential Information to a Third Party other than its Agents without the written consent of such other Party. Confidential Information shall not include information that: (i) is or becomes public knowledge (through no fault of the receiving Party or its Agents); (ii) is made lawfully available to the receiving Party, other than under an obligation of confidentiality, by a Third Party that, to the knowledge of the receiving Party, is under no duty of confidentiality to the disclosing Party; (iii) is already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be reasonably demonstrated by competent evidence by the receiving Party) other than as a result of disclosure by a Third Party that, to the actual knowledge of the receiving Party, was under a duty of confidentiality to the disclosing Party with respect to such information; or (iv) is independently developed by the receiving Party or its Affiliates without the use of or reference to Confidential Information of the other Party (and such independent development can be reasonably demonstrated by competent evidence prepared by the receiving Party) (collectively, the “Confidentiality Exceptions”). Notwithstanding the foregoing, a receiving Party may use and disclose Confidential Information of the other Party (A) to the extent required by Applicable Law; provided, however, that if legally permissible, the receiving Party shall give the disclosing Party advance written notice as promptly as is practicable to permit it to seek a protective order or other similar order, at the disclosing Party’s sole cost, with respect to the disclosure of such Confidential Information, and, thereafter, the receiving Party shall disclose only the minimum Confidential Information that it is advised by counsel is required to be disclosed in order to comply; (B) to the extent such disclosure is reasonably necessary for the Prosecution and Maintenance of Patents (including applications therefor) in accordance with Section 6.3, complying with the terms of the Dow Technology Assignment Agreement and Dow Technology Licensing Agreement (provided that Pfenex shall provide NT Pharma with prior written notice of any such disclosure, including a copy of any such disclosure), prosecuting or defending litigation, conducting preclinical or clinical studies, or obtaining and maintaining regulatory approvals (including Regulatory Approvals); (C) in communication with consultants and advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case, under appropriate non-disclosure and non-use obligations substantially equivalent to those of this Agreement (provided that the disclosing Party shall be responsible for any breach of this Section 8.1 by those parties to which it discloses Confidential Information); or (D) to the extent mutually agreed to by the Parties in writing. Either Party shall have the right to disclose this Agreement to actual and potential licensees and collaborators with respect to Product, investors and acquirers of a majority of the business or assets of such Party related to this Agreement in connection with negotiations of definitive agreements, under reasonable conditions of confidentiality.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 8.2    Agents. Each of Pfenex and NT Pharma shall limit disclosure of the other Party’s Confidential Information to only those of their respective Affiliates, directors, managers, officers, employees and contractors (collectively “Agents”) who are concerned with the performance of this Agreement, have a legitimate need to know such Confidential Information in the performance of their duties and are bound by written obligations of non-disclosure and non-use at least as protective of the disclosing Party and its Confidential Information as the terms hereof. Each Party shall be responsible for any breach of Section 8.1 by its Agents and advisors (including financial advisors, lawyers and accountants) and shall take all reasonably necessary measures to restrain its Agents and advisors (including financial advisors, lawyers and accountants) from unauthorized disclosure or use of the Confidential Information.

Section 8.3    Restrictions on Sharing Information. Notwithstanding anything to the contrary, neither Party shall be obligated pursuant to this Agreement to provide, or grant access to, any information (a) that is Confidential Information it is prevented from disclosing to the other Party by an enforceable confidentiality agreement with a Third Party and that such Party used Commercially Reasonable Efforts to obtain the consent of such Third Party to provide or grant access to the other Party, (b) the disclosure of which would adversely affect the attorney-client privilege between such Party and its counsel, based upon the advice of such Party’s outside legal counsel, or (c) the disclosure of which is not permitted pursuant to any Applicable Law or requirement of a Governmental Authority; provided in each case where information was not provided or access was not granted as would otherwise be required under this Agreement, such Party shall inform the other Party of the reason it was not provided or granted and a description of the specific nature of the applicable information. Following the Effective Date and during the Term, in connection with entering into any material agreement (or material amendment thereof) with any Third Party related to the Business, each Party agrees to use Commercially Reasonable Efforts to negotiate with such Third Party to include provisions in such agreement (or such amendment) sufficient to allow the other Party to receive relevant Confidential Information of such Third Party.

This Agreement supersedes the Mutual Confidentiality Agreement between the Parties dated November 15, 2017 (the “Prior Agreement”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of Sections 8.1, 8.2 and 8.3.

Section 8.4    Taxes.

(a)    The Parties agree that for U.S. federal income tax purposes they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

(b)    Any and all payments by or on account of any obligation of any Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding Party) requires the deduction or withholding of any Tax from any such payment by any Party, then such Party shall be entitled to make

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such deduction or withholding, any amount so deducted or withheld shall be deemed paid to the other Party that was entitled to the payment subject to withholding, such Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Assignee shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.4) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon request by the other Party, such withholding Party shall deliver to the other Party that was entitled to the payment subject to withholding, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the other Party.

(c)    Any Assignee shall indemnify the Non-Assigning Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.4) payable or paid by such Non-Assigning Party or required to be withheld or deducted from a payment to such Non-Assigning Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary in this Agreement, if a Party (the “Taxed Party”) obtains a credit from any Governmental Authority for any portion of any Indemnified Tax paid by the other Party, then the Taxed Party shall promptly reimburse the other Party the amount of such credit, and the Taxed Party shall use Commercially Reasonable Efforts to obtain available credits with respect to any such Indemnified Taxes.

(d)    All transfer, documentary, sales, use, excise, customs, charges, duties, ad valorem, value added, stamp, registration, recording, property and other such similar Taxes (other than, for the avoidance of doubt, Taxes assessed against income), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) lawfully assessed or charged in connection with any of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”) shall be paid and borne by the paying Party when due, and the Party responsible under such Applicable Law for paying such Transfer Taxes shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 8.5    Nonsolicitation. Each Party (for purposes of this Section 8.5, a “Soliciting Party”) agrees that, during the Term, such Soliciting Party will not solicit for employment or consultancy, employ or engage as a consultant or solicit the termination of employment or consultancy with the other Party (a “Solicitation Action”), any individual that at the time of such Solicitation Action (a) is an officer or employee of the other Party or a consultant that is devoting a majority of such individual’s time to the business of the other Party and (b) is or was actively involved in the other Party’s performance of its obligations hereunder; provided, however, that the foregoing shall not prohibit (i) any advertisement or general solicitation (or hiring or engagement as an employee or consultant as a result thereof) for employment or consultancy not specifically directed at any such individual; (ii) the hiring or engagement as an employee or consultant of any such individual who initiates employment

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or consultancy discussions with such Soliciting Party, provided that such initial discussions are not encouraged or solicited by such Soliciting Party; or (iii) any Solicitation Action with respect to any individual following the cessation of such individual’s employment with (or service as a consultant that is devoting a majority of such person’s time to the business of) the other Party without any solicitation or encouragement by such Soliciting Party.

Section 8.6    Publications. NT Pharma may publish or present data or results relating to Product in scientific journals with primary circulation in the Territory or at scientific conferences in the Territory, subject to the prior review, comment and approval by Pfenex as set forth in this Section 8.6, such approval not to be unreasonably withheld, delayed or conditioned. NT Pharma shall provide Pfenex with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to Product by delivering a copy thereof to Pfenex no less than sixty (60) days (for publication in scientific journals) or thirty (30) days (for presentation at scientific conferences) before its intended submission for publication or presentation. Pfenex shall have thirty (30) days (for publication in scientific journals) or ten (10) days (for presentation at scientific conferences) from its receipt of any such abstract, manuscript or presentation in which to notify NT Pharma in writing of its approval or any specific objections to the disclosure. In the event that Pfenex objects to the disclosure in writing within such thirty (30) or ten (10) day period, NT Pharma agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and if the Parties are unable to agree, the matter shall be referred to the Executive Steering Committee. NT Pharma shall delete from the proposed disclosure any Confidential Information of Pfenex upon the request of Pfenex. NT Pharma shall delay any proposed disclosure to allow Pfenex sufficient time for the drafting and filing of a patent application directed to any patentable subject matter identified by Pfenex in such proposed disclosure. Once any such abstract or manuscript is accepted for publication, NT Pharma shall provide Pfenex with a copy of the final version of the manuscript or abstract. The Parties further agree that for the presentation at scientific conferences, if the abstract, manuscript or presentation intended for a forthcoming scientific conference does not go beyond that previously approved by Pfenex, then it shall be exempted from further approval by Pfenex as provided under this paragraph. NT Pharma shall not be obligated to prepare any translations under this Section 8.6 but shall provide to Pfenex any translations prepared by NT Pharma.

ARTICLE IX.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1    Representations and Warranties of Pfenex. Pfenex hereby represents and warrants to NT Pharma as of the Effective Date as follows:

(a)    Organization and Good Standing. Pfenex is duly incorporated, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority required to conduct its business as presently conducted.

(b)    Authority. Pfenex has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Pfenex of this Agreement and the performance by Pfenex of its obligations hereunder have been duly authorized by all requisite corporate action of Pfenex and no other action on the part of Pfenex or its stockholders or board of directors is

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

necessary to authorize the execution, delivery or performance by Pfenex of this Agreement.

(c)    Valid and Binding Agreement. This Agreement has been duly executed and delivered by Pfenex and constitutes the legal, valid and binding obligation of Pfenex, enforceable against Pfenex in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)    Non-Contravention. The execution and delivery of this Agreement by Pfenex and the performance by Pfenex of its obligations hereunder, including the grant of the Product License pursuant to Article II, does not and will not (i) violate any provision of the organizational documents of Pfenex, (ii) conflict with or violate any Applicable Law applicable to Pfenex or any of its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Pfenex is a party or by which any of its properties or assets are bound, in each case that are necessary for Pfenex’s performance of its obligations or grant of rights to NT Pharma hereunder, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Pfenex.

(e)    No Commissions. Pfenex is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which NT Pharma shall be made responsible or shall become obligated to pay for any reason.

(f)    No Litigation. There is no Action against Pfenex or any of its Affiliates or that has been brought by Pfenex or any of its Affiliates which is pending or, to Pfenex’s Knowledge, threatened in writing, and, to Pfenex’s Knowledge, there is no investigation of Pfenex or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Product in the Territory or the conduct of the Business in the Territory or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority in the Territory.

(g)    Regulatory Matters; Compliance with Law. Pfenex and its Affiliates are, and have been at all times, in compliance in all respects with Applicable Laws that are or were applicable to its conduct of the Business in the Territory or its ownership or use of Product in the Territory, except where any non-compliance with Applicable Law would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Product in the Territory, the conduct of the Business in the Territory or Pfenex’s ability to perform its obligations hereunder. No Governmental Authority has notified Pfenex or any of its Affiliates or, to Pfenex’s Knowledge, subcontractors in writing that

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any activities in its conduct of the Business in the Territory are in violation of any Applicable Law or the subject of any Action or investigation.

(h)    No Competing Products. Neither Pfenex nor its Affiliates currently owns or in-licenses a Competing Product in any stage of development or commercialization or has any currently ongoing program to develop or acquire such a Competing Product.

(i)    Pfenex Technology.

(i)    Pfenex Controls the Pfenex Patents listed in that certain memorandum exchanged between the Parties before the Effective Date and referencing this Agreement, and Pfenex has not granted any rights to any Third Party under the Pfenex Technology that conflicts with the rights granted to NT Pharma hereunder. None of the Pfenex Patents is or, to Pfenex’s Knowledge, has been the subject of any pending Action with respect to inventorship challenges, interferences, reissues, reexaminations, inter partes review, post grant review, supplemental review, invalidation, opposition, cancellation, abandonment or any order or decree of any Governmental Authority restricting the use of such Pfenex Patent in connection with Product. To Pfenex’s Knowledge, none of the Pfenex Patents is or has been the subject any threatened Action of the types described in the immediately prior sentence.

(ii)    To Pfenex’s Knowledge, neither the practice of the Pfenex Technology in the Territory, the conduct of the Business in the Territory, nor the development, making, using, sale, offer for sale, or import of Product in the Territory, infringes any Intellectual Property of any Third Party or misappropriates or makes any unauthorized use of any Intellectual Property of any Third Party. Neither Pfenex nor any of Pfenex’s Affiliates has received written notice from any Third Party claiming that the practice of the Pfenex Technology in the Territory, its conduct of the Business in the Territory, or development, making, using, sale, offer for sale, or import of Product in the Territory infringes any Intellectual Property of any Third Party or misappropriates or makes any unauthorized use of any Intellectual Property of any Third Party.

(iii)    To Pfenex’s Knowledge, no Third Party is infringing, misappropriating or making any unauthorized use of any Pfenex Technology in the Territory, and there is no Action or investigation in contemplation of an Action by Pfenex pending or threatened against any Third Party related to the Pfenex Technology in the Territory.

(iv)    None of the Pfenex Technology is subject to any outstanding decree, order, judgment or stipulation of a Governmental Authority against Pfenex, its Affiliates or, to Pfenex’s Knowledge, any other Person restricting in any manner the conduct of the Business in the Territory or the development, making, use, sale, offer for sale or import of Product in the Territory.

(v)    Other than the Dow Technology Licensing Agreement and Dow Technology Assignment Agreement, there are no contracts pursuant to which Pfenex in-licenses or otherwise has rights under any Intellectual Property of any Third Party that is material to the Business in the Territory or the Pfenex Technology. Pfenex has not out-licensed or otherwise granted rights to any Third Party under any Pfenex Technology with respect to Product or the Reference Product in the Territory.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi)    To Pfenex’s Knowledge, Pfenex owns or has received all licenses or otherwise has sufficient rights with respect to the Pfenex Technology necessary for Pfenex to comply with the terms of this Agreement.

(j)    Existing Trademark.    The Existing Trademark is identical to the trademark used by Pfenex in connection with the Product in the United States. The status of the Existing Trademark in the Territory is set out in Exhibit C. No one has challenged, and to Pfenex’s Knowledge, there exists no threatened challenge of, the validity or the registration of the Existing Trademark.

(k)    Manufacturing Process. To Pfenex’s Knowledge, the current processes used to manufacture and produce Product, including any Pfenex Technology contained or used therein or therewith, do not infringe the Intellectual Property of any Third Party.

(l)    Debarment. Neither Pfenex nor any of its Affiliates, nor, to Pfenex’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

Section 9.2    Representations and Warranties of NT Pharma. NT Pharma hereby represents and warrants to Pfenex as of the Effective Date as follows:

(a)    Organization and Good Standing. NT Pharma is duly incorporated, validly existing and in good standing under the laws of Cayman Islands, with all requisite corporate power and authority required to conduct its business as presently conducted.

(b)    Authority. NT Pharma has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by NT Pharma of this Agreement and the performance by NT Pharma of its obligations hereunder have been duly authorized by all requisite corporate action of NT Pharma and no other action on the part of NT Pharma or its stockholders or board of directors is necessary to authorize the execution, delivery or performance by NT Pharma of this Agreement.

(c)    Valid and Binding Agreement. This Agreement has been duly executed and delivered by NT Pharma and constitutes the legal, valid and binding obligation of NT Pharma, enforceable against NT Pharma in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)    Non-Contravention. The execution and delivery of this Agreement by NT Pharma and the performance by NT Pharma of its obligations hereunder does not and will not (i) violate any provision of the organizational documents of NT Pharma, (ii) conflict with or violate any Applicable Law applicable to NT Pharma or its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which NT Pharma is a party or by which any of its properties or assets are bound, in each case that are necessary for NT Pharma’s performance of its obligations or grant of rights to Pfenex hereunder or (v) result in the creation or imposition of any Lien on any part of the properties or assets of NT Pharma.

(e)    No Commissions. NT Pharma is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement for which Pfenex shall be made responsible or shall become obligated to pay for any reason.

(f)    No Litigation. There is no Action against NT Pharma or any of its Affiliates or that has been brought by NT Pharma or any of its Affiliates which is pending or, to NT Pharma’s Knowledge, threatened in writing, and, to NT Pharma’s Knowledge, there is no investigation of NT Pharma or its Affiliates pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Product or the conduct of the Business or (iii) that would reasonably be expected to materially adversely affect reimbursement for Product under any program funded by a Governmental Authority.

(g)    Debarment. NT Pharma represents and warrants that neither it nor any of its Affiliates, Subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

(h)    No Competing Products. Neither NT Pharma nor its Affiliates currently owns or in-licenses a Competing Product in any stage of development or commercialization or has any currently ongoing program to develop or acquire such a Competing Product.

Section 9.3    Covenants.

(a)    Debarment by Pfenex. If, during the Term, Pfenex or any of its Affiliates, subcontractors, employees or agents becomes or is the subject of any Regulatory Agency investigation or debarment proceeding that could lead to Pfenex or such Affiliate, subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Pfenex shall immediately notify NT Pharma, and, if such occurrence materially and adversely affects Pfenex’s ability to perform its obligations hereunder or NT Pharma’s ability to develop, obtain Regulatory Approval for, manufacture, commercialize, promote, market, offer for sale, sell or distribute Product in the Territory, then such occurrence shall be deemed a material breach of this Agreement and NT Pharma shall have the right to terminate this Agreement pursuant to Section 10.2(b)(i).

(b)    Debarment by NT Pharma. If, during the Term, NT Pharma or any of its Affiliates, Subcontractors, employees or agents becomes or is the subject of any Regulatory Agency investigation or debarment proceeding that could lead to NT Pharma or such Affiliate, Subcontractor, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, NT Pharma shall immediately notify Pfenex, and if such occurrence materially and adversely affects NT Pharma’s ability to perform its obligations

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

hereunder, then such occurrence shall be deemed a material breach of this Agreement and Pfenex shall have the right to terminate this Agreement pursuant to Section 10.2(a)(i).

(c)    Assignment of Inventions. Each Party shall maintain valid and enforceable agreements with all persons and entities acting by or on behalf of such Party or its Affiliates under this Agreement which require such persons and entities to assign to such Party their entire right, title and interest in and to all Inventions made by such persons and entities in connection with their activities under this Agreement.

(d)    Anti-corruption Laws. Neither NT Pharma, nor any of its Affiliates or sublicensees, in performing any of its obligations or activities under this Agreement, shall engage in any activities (such as offering a bribe to any government official), directly or indirectly (e.g., through use of an agent), that would subject Pfenex to liability under the United States Foreign Corrupt Practices Act or any other applicable anti-corruption laws.

(e)    Maintenance of Regulatory Approval. Pfenex shall use Commercially Reasonable Efforts to obtain and maintain the Regulatory Approval for the Product in the United States during the Term in compliance with the Applicable Law. If any change to the Product or the Regulatory Approval in the United States or any procedure performed with the Regulatory Agency in the United States may, to Pfenex’s Knowledge, result in a change to the Regulatory Approval in a jurisdiction within the Territory or result in a procedure needing to be performed with the Regulatory Agency within the Territory, Pfenex shall serve NT Pharma an appropriate prior notice about the intended change before implementation and shall give reasonable consideration to the suggestion or objection raised by NT Pharma.

Section 9.4    Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 9.1, SECTION 9.2, AND SECTION 5.6, PFENEX AND NT PHARMA EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCT AND PFENEX TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Section 9.5 Public Announcements. Neither Party nor their respective Affiliates shall make any public announcement regarding this Agreement or disclose the terms and conditions of this Agreement to any Third Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), except (a) to advisors (including consultants, financial advisors, attorneys and accountants) on a need to know basis, in each case, under circumstances that reasonably protect the confidentiality thereof, or (b) to the extent such disclosure is required by Applicable Law (including securities laws). Notwithstanding the foregoing, (i) without the prior written consent of the other Party, (A) Pfenex may (I) file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K describing this Agreement and the transactions contemplated hereby and (II) file a copy of this Agreement with the SEC as an exhibit to such Current Report on Form 8-K or a subsequent periodic report, and (B) NT Pharma may make an announcement and issue a circular with respect to the execution of this Agreement and the transactions contemplated hereunder pursuant to the rules of the Stock Exchange of Hong Kong (the “Circular”); provided that Pfenex or NT Pharma, as the case may be, shall consult with the other Party so as to minimize the necessary disclosure and shall seek confidential treatment of such portions of this Agreement or the terms and conditions thereof as permitted under Applicable Laws; and (ii) the Parties agree to issue a joint press release announcing the

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execution of this Agreement, which is attached hereto as Exhibit A. Thereafter, Pfenex and NT Pharma may each disclose to Third Parties the information contained in such Current Report on Form 8-K, such Circular, or such press release without the need for further approval by the other Party.

Section 9.6    Insurance. Each Party shall insure with reputable insurers against risks usually insured against by companies carrying on the same or similar business to that Party. The types of coverage, value and terms of insurance of one Party shall be determined in accordance with the Applicable Law, industry practice and the business needs of that Party. The supply agreement to be negotiated by the Parties in accordance with Section 5.1 shall set forth specific insurance minimum coverage levels that are mutually agreed by the Parties.

ARTICLE X.

TERM; TERMINATION

Section 10.1    Term. This Agreement shall become effective on the Effective Date and continue in full force and effect unless and until this Agreement is terminated in accordance with Section 10.2 (the “Term”).

Section 10.2     Termination.

(a)    Notwithstanding anything contained herein to the contrary, Pfenex may terminate this Agreement in its entirety:

(i)    upon sixty (60) days’ prior written notice to NT Pharma if NT Pharma has committed a material breach of this Agreement (with the specific nature of such breach being identified in such notice) and NT Pharma fails to cure such breach within such sixty (60) day period;

(ii)    immediately upon written notice to NT Pharma following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of NT Pharma, the assignment for the benefit of creditors of the assets of NT Pharma or the entry of an order for relief (or similar ruling or proceeding) under applicable bankruptcy or insolvency laws against NT Pharma;

(iii)    upon sixty (60) days’ prior written notice to NT Pharma if NT Pharma shall fail to comply with the Timeline as set forth in Section 3.1(a)(i) and fails to cure such breach within such sixty (60) day period, in which case NT Pharma shall pay to Pfenex a termination fee in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) within five (5) Business Days following the effective date of such termination; provided, however, that such termination right shall not apply if such failure to comply with the Timeline is due to circumstances outside of NT Pharma’s reasonable control or due to Pfenex’s breach of this Agreement; or

(iv)    upon written notice to NT Pharma based upon Safety Reasons. If NT Pharma disputes the existence of such Safety Reasons, such dispute shall be referred to the Executive Steering Committee and Pfenex’s right to terminate this Agreement shall be stayed during the pendency of such dispute resolution process.

(b)    Notwithstanding anything contained herein to the contrary, NT Pharma may terminate this Agreement in its entirety:

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(i)    upon sixty (60) days’ prior written notice to Pfenex if Pfenex has committed a material breach of this Agreement (with the specific nature of such breach being identified in such notice) and Pfenex fails to cure such breach within such sixty (60) day period;

(ii)    immediately upon written notice to Pfenex following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the assets of Pfenex, the assignment for the benefit of creditors of the assets of Pfenex or the entry of an Order for Relief under Title 11 of the United States Code against Pfenex;

(iii)    upon written notice to Pfenex based upon Safety Reasons. If Pfenex disputes the existence of such Safety Reasons, such dispute shall be referred to the Executive Steering Committee and NT Pharma’s right to terminate this Agreement shall be stayed during the pendency of such dispute resolution process;

(iv)    upon ninety (90) days’ prior written notice to Pfenex, without cause; or

(v)    prior to the submission by NT Pharma of a MAA to the SFDA for Product in Mainland China, upon sixty (60) days’ prior written notice to Pfenex if Pfenex fails to provide in a timely fashion any material information or documentation in its possession or control that is reasonably requested in writing by NT Pharma pursuant to Section 3.1(b) and fails to cure such breach within such sixty (60) day period, or fails to submit the NDA to the FDA by [***] (unless such failure is due to circumstances outside of Pfenex’s reasonable control), in which case Pfenex shall pay NT Pharma a payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) within five (5) Business Days following the effective date of such termination.

Section 10.3    General Effects of Termination. Upon the termination of this Agreement, Article I, Section 3.3 (for the period set forth therein), Section 3.4(c)(ii), Article IV (with respect to payments that accrued prior to termination of this Agreement and Section 4.7), Section 5.9(b), Section 6.2, Sections 8.1 – 8.4, Article IX (with respect to breaches thereof as of the Effective Date), Section 9.4, Section 9.5, Section 9.6 (for a period of three (3) years after the expiration or termination of this Agreement), this Article X, Article XI and Article XII shall survive and remain in effect. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the termination of this Agreement affect any Party’s obligation to pay any amounts owed to any other Party as of the time of such termination or release either Party of any other obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Except as otherwise expressly provided in this Article X, all rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement for any reason.

Section 10.4    Additional Effects of Termination. If this Agreement is terminated pursuant to Section 10.2(a) or Section 10.2(b) (excluding Section 10.2(a)(iv) and Section 10.2(b)(iii)), then:

(a)    Transition Assistance. During the Inventory Sell Down Period, (i) NT Pharma shall cooperate with Pfenex or its designee(s) to facilitate the transition of the development and commercialization of Product in the Territory to Pfenex or its designee(s)

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after the termination of this Agreement, (ii) upon request by Pfenex, NT Pharma shall transfer to Pfenex some or all quantities of any unlabeled Product in its or its Affiliates’ possession or control, within thirty (30) days of NT Pharma’s receipt of such request; provided, however, that Pfenex shall pay NT Pharma the actual cost that NT Pharma incurred to acquire the quantities so provided to Pfenex, and (iii) upon Pfenex’s request, the Executive Steering Committee shall promptly (but in any event not more than thirty (30) days after such request) meet and establish a transition plan to implement the transition of the development and commercialization of Product in the Territory to Pfenex or its designee(s), including any clinical studies. Accordingly, NT Pharma shall take all actions reasonably necessary, and cooperate with Pfenex or its designee(s), to facilitate a smooth, orderly and prompt transition so that Pfenex or its applicable designee is fully enabled and has control over any ongoing development and commercialization of Product in the Territory.

(b)    Regulatory Materials. Promptly following the Inventory Sell Down Period:

(i)    NT Pharma shall promptly assign and transfer to Pfenex all Regulatory Materials for Product in the Territory that are held or controlled by or under authority of NT Pharma or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Materials to Pfenex and Pfenex shall assume all obligations, including pharmacovigilance obligations, under all Applicable Laws with regard to such Regulatory Materials.

(ii)    NT Pharma shall cause each of its Affiliates to transfer any such Regulatory Materials to Pfenex.

(iii)    If Applicable Law prevents or delays the transfer of ownership or possession of Regulatory Materials to Pfenex, NT Pharma shall grant, and does hereby grant, to Pfenex an exclusive (except as to NT Pharma to the extent necessary to comply with Applicable Laws) and irrevocable right of access and reference to such Regulatory Materials, and shall cooperate fully to make the benefits of such Regulatory Materials available to Pfenex or its designee(s).

(iv)    NT Pharma shall provide to Pfenex copies of all such Regulatory Materials that are held or controlled by NT Pharma.

(v)    Except for the parts constituting Confidential Information of NT Pharma, Pfenex shall be free to use and disclose such Regulatory Materials and other items in connection with the exercise of its rights and licenses under this Section 10.4(b).

(c)    Inventory Sale. Until one hundred and eighty (180) days following the effective date of such termination of this Agreement (or, on a jurisdiction-by-jurisdiction basis in the Territory, such earlier date upon which Pfenex or its designee commences the distribution and sale of Product in such jurisdiction, if applicable, provided that Pfenex or its designee shall have purchased from NT Pharma, before its commencement of the distribution and sale of Product, all remaining Product inventory in that jurisdiction with at least one (1) year of shelf-life remaining at the time of purchase and at a price agreed by the relevant parties, such price not to exceed the transfer price paid by NT Pharma to Pfenex for such Product) (the “Inventory Sell Down Period”), NT Pharma and its Affiliates may continue to distribute and sell in the Territory any labeled Product remaining in NT Pharma’s inventory

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as of the effective date of such termination of this Agreement, and Pfenex hereby grants NT Pharma a non-exclusive license to sell and distribute such remaining labeled Product inventory in the Territory. For clarity, Product sold by NT Pharma or its Affiliates pursuant to this Section 10.4(c) shall be subject to the payments under Article IV with respect thereto.

(d)    Territory Product Trademarks. Promptly following Pfenex’s request, NT Pharma shall assign and transfer to Pfenex or its designee(s) any Territory Product Trademarks designated by Pfenex and the goodwill associated therewith at a price agreed by the Parties, excluding NT Pharma’s tradename and associated mark.

(e)    Costs and Expenses. Except as expressly provided herein, the costs incurred by the Parties under Section 10.4(a) and Section 10.4(b) shall be equally borne by the Parties. Notwithstanding the foregoing, the costs incurred by the Parties under Section 10.4(a) and Section 10.4(b) shall be borne (i) by the breaching Party if this Agreement is terminated pursuant to Section 10.2(a)(i), Section 10.2(a)(iii), Section 10.2(b)(i) or Section 10.2(b)(v), (ii) by the insolvent Party if this Agreement is terminated pursuant to Section 10.2(a)(ii) or Section 10.2(b)(ii) or (iii) by NT Pharma if this Agreement is terminated pursuant to Section 10.2(b)(iv).

ARTICLE XI.

INDEMNIFICATION AND LIABILITY LIMITS

Section 11.1    Indemnification by Pfenex. Pfenex shall indemnify, defend and hold harmless (collectively, “Indemnify”) NT Pharma, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “NT Pharma Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from suits, claims, actions and demands, in each case, brought by a Third Party (each, a “Third Party Claim”) against any NT Pharma Indemnitee arising out of (i) any breach by Pfenex of any of its obligations or representations and warranties or covenants hereunder, (ii) the negligence, recklessness or willful misconduct by Pfenex or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (iii) any violation by Pfenex or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives of any Applicable Law applicable to the performance of Pfenex’s obligations under this Agreement, or (iv) the development, handling, use, storage, import, manufacture, transport, promotion, marketing, advertising, distribution or sale of Product by Pfenex or any of its employees, agents, Affiliates or licensees, including claims based upon product liability, bodily injury, death or property damage. Pfenex’s obligation to Indemnify the NT Pharma Indemnitees pursuant to this Section 11.1 shall not apply to the extent such Losses are attributable to a cause or event described in clause (i), (ii), (iii) or (iv) of Section 11.2.

Section 11.2    Indemnification by NT Pharma. NT Pharma shall Indemnify Pfenex, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “Pfenex Indemnitees”) from and against any and all Losses resulting from Third Party Claims against any Pfenex Indemnitee arising out of (i) any breach by NT Pharma of any of its obligations or representations and warranties or covenants hereunder, (ii) the negligence, recklessness or willful misconduct by NT Pharma or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives in connection with the performance of this Agreement, (iii) any violation by NT Pharma or any of its Affiliates and any of their respective officers, directors, employees, agents or

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representatives of any Applicable Laws applicable to the performance of NT Pharma’s obligations under this Agreement, or (iv) the development, handling, use, storage, import, transport, promotion, marketing, advertising, distribution or sale of Product by NT Pharma or any of its employees, agents, Affiliates or sublicensees, including claims based upon product liability, bodily injury, death or property damage. NT Pharma’s obligation to Indemnify the Pfenex Indemnitees pursuant to this Section 11.2 shall not apply to the extent such Losses are attributable to a cause or event described in clause (i), (ii), (iii) or (iv) of Section 11.1.

Section 11.3    Indemnification Procedure.

(a)    The Party seeking indemnification under this Article XI (the “Indemnified Party”) agrees to give prompt written notice (the “Indemnification Notice”) to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Third Party Claim, or the commencement of any proceeding in respect of which indemnity may be sought under this Article XI; provided that the failure of an Indemnified Party to promptly notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless and to the extent the Indemnifying Party demonstrates that it is materially prejudiced by the Indemnified Party’s failure to give timely notice.

(b)    If the Indemnifying Party does not object to any claim or claims made in the Indemnification Notice in a written objection (the “Indemnification Objection”) prior to the expiration of twenty (20) Business Days from the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party shall be deemed not to object to the information contained within the Indemnification Notice. If the Indemnifying Party delivers an Indemnification Objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute for twenty (20) Business Days after the Indemnifying Party’s receipt of such Indemnification Objection. If no resolution is reached, the dispute shall be resolved in accordance with the provisions of Section 12.4 and Section 12.5.

(c)    The Indemnifying Party, if it so elects, may assume and control the defense of a Third Party Claim at the Indemnifying Party’s expense and shall consult with the Indemnified Party with respect thereto, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense if the claim that the Indemnifying Party seeks to assume control of (i) seeks material non-monetary relief or (ii) involves criminal or quasi-criminal allegations. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the Indemnifying Party has specifically agreed in writing otherwise, (y) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material legal conflict of interest between the Indemnifying Party and the Indemnified Party or (z) the Indemnifying Party has failed to assume the defense and employ counsel (in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party if the Indemnifying Party otherwise has an obligation to indemnify the Indemnified Party for the related Third Party Claim). If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement

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or consent to any judgment without the prior written consent of the Indemnified Party unless (A) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party, and no admission of fault or culpability on behalf of any Indemnified Party, and (B) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim (which consent shall not be unreasonably withhold, delayed or conditioned). If the Indemnifying Party does not assume or is not controlling the defense of a Third Party Claim for any reason, then the Indemnified Party may retain counsel of its own choosing, at the expense of the Indemnifying Party, and assume and control the defense of such Third Party Claim, and the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no obligations with respect to any Losses resulting from the Indemnified Party’s admission, settlement or other communication without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

Section 11.4    Limitations on Liability. EXCEPT AS ARISING AS THE RESULT OF THE FRAUD OR WILLFUL MISCONDUCT BY A PARTY, OR ARISING FROM BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS IN SECTIONS 8.1-8.3 OR OBLIGATIONS UNDER SECTION 3.7 AND EXCEPT WITH RESPECT TO OBLIGATIONS TO INDEMNIFY A PARTY UNDER SECTION 11.1 OR SECTION 11.2, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, MEMBERS, OFFICERS, EMPLOYEES, SUBCONTRACTORS OR AGENTS, SHALL HAVE, UNDER ANY LEGAL THEORY (INCLUDING CONTRACT, NEGLIGENCE AND TORT LIABILITY), ANY LIABILITY TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO BREACH OF THIS AGREEMENT.

Section 11.5    Unavailability of Indemnification. If the indemnification provided for in this Article XI is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Loss, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of, and relative benefit enjoyed by, the Indemnifying Party, on the one hand, and the relative fault of, and relative benefit enjoyed by, the Indemnified Party, on the other hand, in connection with the actions or omissions that resulted in such Loss as well as any other relevant equitable considerations.

ARTICLE XII.

MISCELLANEOUS

Section 12.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from the causes beyond the reasonable control of the affected Party, including: fire, floods, earthquake, tsunami, ice, tornado, hurricane, windstorm, eruption, explosion, sabotage or vandalism, embargoes, war, acts of war (whether war be declared or

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not), invasion, domestic or foreign terrorist act, act of a public enemy, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, shortages of materials, failure of utilities, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, an event of “Force Majeure”); provided that such affected Party shall provide the other Party with prompt written notice of the circumstances surrounding such a material failure or delay and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a Force Majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement. For the avoidance of doubt, the occurrence of an event of Force Majeure shall not relieve any Party from fulfilling any obligation required hereunder; rather, the period for performance of such obligation shall be tolled during the occurrence of such Force Majeure.

Section 12.2    Notices. Any notice, request, approval or consent required or permitted to be given by any Party shall be in writing and shall be to the Parties at the addresses or facsimile number listed below, or such other address or facsimile number as such Party will have last given by notice to the other Party, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered mail, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing.

If to Pfenex, to:	Pfenex Inc.
10790 Roselle Street
San Diego, CA 92121
Facsimile: 858-224-7303
Attention: Patrick Lucy, Chief Business Officer

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: 650-493-6811
Attention: Ian B. Edvalson

If to NT Pharma, to:	China NT Pharma Group Company Ltd.
Room 2305 – 2306, 23/F, China Resources
Building
26 Habour Road
Wanchai, Hong Kong
Facsimile: +852 2508 9459
Attention: Senior Director of Global Business

With a copy to:	China NT Pharma Group Company Ltd.
11/F, S2, The Bund Finance Center
No. 600 Zhongshan East 2nd Road
Huangpu District, Shanghai, P.R.C.
Facsimile: +86 21 2315 9900
Attention: Head of Legal

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Section 12.3    Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

Section 12.4    Internal Dispute Resolution. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of this Agreement not otherwise resolved in accordance with Section 7.4(b) (a “Dispute”), prior to the initiation of arbitration as described in Section 12.5, the Dispute shall be submitted to the Chief Executive Officers (or their respective designees) of NT Pharma and Pfenex, who shall use their good faith efforts to resolve the Dispute within fourteen (14) days after notice is provided pursuant to Section 12.2. If any such Dispute is not resolved by the Chief Executive Officers or their designees within fourteen (14) days after submission of such Dispute to such officers, then the Dispute shall be resolved in accordance with the arbitration procedure set forth in Section 12.5. For clarity, Disputes include disagreements regarding (a) the interpretation of this Agreement and (b) the breach or alleged breach by a Party of its obligations under this Agreement and associated remedies and damages of a Party in the event of a breach of the Agreement by the other Party (and the structure and payment of any such damages).

Section 12.5    Arbitration.

(a)    If the Parties are unable to resolve a Dispute under Section 12.4, then the Parties agree that all Disputes of any kind or nature (except those described in Section 12.5(c)) shall be resolved exclusively pursuant to the arbitration clauses set forth in Exhibit B; provided that judgment upon any arbitral award may be confirmed and entered by any court having competent jurisdiction over the Parties or their assets. The determination resulting from such arbitration shall be final, binding and non-appealable for purposes of this Agreement. Nothing in Section 12.4 or this Section 12.5 shall limit any Party’s right to seek and obtain in any such arbitration any equitable relief to which such Party is entitled hereunder.

(b)    Notwithstanding Section 12.4 and Section 12.5(a), an application for emergency or temporary injunctive relief by any Party shall not be subject to internal dispute resolution under Section 12.4 or arbitration under Section 12.5(a); provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to internal dispute resolution under Section 12.4 and arbitration under Section 12.5(a), as applicable.

(c)    Any Dispute relating to the ownership, scope, validity, enforceability or infringement of any Patent covering the manufacture, use or sale of Product or of any trademark rights relating to any Product shall be submitted to the Governmental Authority of competent jurisdiction in the country where such Patent or trademark exists.

Section 12.6    Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement, nor the performance of any obligations under this Agreement, shall create an association, partnership, joint venture or relationship of principal and agent, master and servant, or employer and employee between the Parties. No Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or such other Party’s Affiliates.

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Section 12.7    Assignment. Neither Party may assign, transfer or sublicense any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that (a) any Party may assign this Agreement, without such consent, (i) in whole or in part to an Affiliate of such Party, upon written notice to the other Party of such assignment, provided that such Party hereby guarantees the performance of any such Affiliate, or (ii) in whole to any Third Party successor by merger, acquisition or sale of all or substantially all of such Party’s assets to which this Agreement relates, upon written notice to the other Party of any such assignment, provided that such Third Party shall assume the obligations and covenants of the assigning Party under this Agreement, and (b) Pfenex may assign its rights and obligations with respect to the manufacture and supply of Product for the Territory as set forth in Section 5.1 through Section 5.7, including Pfenex’s rights and obligations under the supply agreement and quality agreement referenced in Section 5.1 (collectively, the “Territory Manufacturing Obligations”), without such consent, to a U.S. Collaborator (as defined below), provided that such U.S. Collaborator shall (I) assume the Territory Manufacturing Obligations, and (II) agree in writing, as may be reasonably requested by NT Pharma, to provide NT Pharma with necessary documentation or information to enable NT Pharma to complete the relevant procedures with Regulatory Agencies with respect to such change. For purposes of this Agreement, “U.S. Collaborator” means a Third Party to which Pfenex grants the right to commercialize Product in a territory that includes the United States. Except as expressly provided in this Section 12.7, any attempted assignment or transfer of this Agreement shall be null and void.

Section 12.8    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; and by their signatures hereto, each Party intends to, and does hereby, become bound.

Section 12.9    Entire Agreement; Amendments. This Agreement, the Common Interest Agreement (when executed), that certain memorandum exchanged between the Parties before the Effective Date and referencing this Agreement, and the schedules and exhibits hereto and thereto, contain the entire understanding of the Parties with respect to the subject matter herein, and cancel all previous agreements (oral and written), negotiations and discussions, dealing with the same subject matter. The Parties, from time to time during the Term, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.

Section 12.10    Severability. If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any Applicable Law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified so as to conform with such Applicable Law. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. If any exclusive remedy provided hereunder is determined to be unenforceable, then the Party entitled to such remedy shall in lieu thereof be entitled to such other remedies as are available to such Party under this Agreement or in law or equity under Applicable Law, subject in any case to the limitations imposed by, and other terms of, this Agreement.

Section 12.11    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other

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gender as the context requires; (b) references to the terms article, section, paragraph and exhibit are references to the articles, sections, paragraphs and exhibits to this Agreement unless otherwise specified; (c) references to “$” and “Dollars” mean United States dollars; (d) the word “including” and words of similar import mean “including without limitation,” unless otherwise specified; (e) the word “or” shall have the meaning associated with the phrase “and/or” and not be exclusive unless otherwise specified; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) a reference to any Person includes such Person’s successors and permitted assigns; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) the word “day” means a calendar day unless otherwise specified; (j) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (k) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (l) the words “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement (including any Exhibits); (m) provisions that require that a Party, the Parties or the Executive Steering Committee “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (n) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (o) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder. All Exhibits referred to herein are hereby incorporated by reference. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

Section 12.12    Waiver. No failure or delay on the part of any Party in either exercising or enforcing any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right shall have effect unless given in a signed writing. No waiver of any such right shall be deemed a waiver of any other right.

Section 12.13    English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version hereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

Section 12.14    Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement.

Section 12.15    Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof. The Parties hereby agree that no Party shall raise the execution of a facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

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Section 12.16    License Protection. The Parties acknowledge and agree that each of Pfenex and NT Pharma shall be entitled to all of the rights and protections set forth in Section 365(n) of Title 11 of the United States Code with respect to all licenses contained herein.

Section 12.17    Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may reasonably be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 12.18    Compliance with Applicable Laws. Each Party shall comply with all Applicable Laws governing its performance of the terms of this Agreement.

Section 12.19    Expenses. Except as otherwise expressly set forth herein, each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all obligations contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and other advisors.

Section 12.20    Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except as contemplated by the terms of Article XI.

Section 12.21    Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement may give rise to irreparable harm to the other Party for which monetary damages may not be an adequate remedy and hereby agrees that, in the event of such breach or a threatened breach by any Party of any such obligations, the other Party suffering such harm shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction or specific performance, subject in any case to Section 12.4 and Section 12.5, without the obligation to post any bond.

(The remainder of this page is intentionally left blank. The signature page follows.)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

PFENEX INC.

By:	/s/ Eef Schimmelpennink
Name:	Eef Schimmelpennink
Title:	CEO

CHINA NT PHARMA GROUP COMPANY LTD.

By:	/s/ NG Tit
Name:	NG Tit
Title:	Chairman & CEO

[Signature Page to Development and License Agreement]

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Exhibit A

Press Release (for US)

Pfenex and NT Pharma Enter into a Development and License Agreement for Pfenex’s PF708 Therapeutic Equivalent Candidate to Forteo®

SAN DIEGO and HONG KONG April 18, 2018—Pfenex Inc. (NYSE AMERICAN: PFNX) and China NT Pharma Group Company Limited (NT Pharma) (HKG:1011) today announced an agreement under which Pfenex granted NT Pharma non-exclusive development and exclusive commercialization rights to PF708, a teriparatide therapeutic equivalent candidate to Eli Lilly & Company’s Forteo®, in Mainland China, Hong Kong, Singapore, Malaysia and Thailand.

In accordance with the agreement, Pfenex received a payment of $2.5 million upon signing of the agreement and may be eligible to receive additional payments of up to $22.5 million based on the achievement of certain development, regulatory, and sales-related milestones. Pfenex may also be eligible to receive double-digit royalties on net product sales. NT Pharma will be responsible for any further development required to achieve regulatory approval as well as commercialization activities in the territory.

“This agreement will expand NT Pharma’s orthopedic product portfolio which currently includes Miacalcic franchise acquired from Novartis. The collaboration with Pfenex will leverage the strengths and resources of both companies to accelerate the development and commercialization of the product,” said Mr. Ng Tit, NT Pharma Chairman and Chief Executive Officer. “This partnership will open further discussion on potential partnering for other Pfenex pipeline product candidates.”

“We are pleased to announce our collaboration with NT Pharma, a recognized pharmaceutical leader in China and the Asia Pacific region. Upon receipt of the relevant marketing approvals, we believe this collaboration will allow us to drive sales of PF708 in key pharmaceutical markets,” said Eef Schimmelpennink, Chief Executive Officer of Pfenex. “NT Pharma is well positioned to complete the development and commercialization of the product in the territory given its demonstrated experience in the orthopedic space.”

About Pfenex Inc.

We are a clinical-stage development and licensing biotechnology company focused on leveraging our Pfenex Expression Technology® to improve protein therapies for unmet patient needs. Using the patented Pfenex Expression Technology platform, we have created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. Our lead product candidates are PF708, a therapeutic equivalent candidate to Forteo® (teriparatide) for the treatment of osteoporosis, and our novel anthrax vaccine candidates, Px563L and RPA563, funded through an advanced development contract with the U.S. government. In addition, we are developing hematology/oncology products, including PF743, a recombinant crisantaspase, and PF745, a recombinant crisantaspase with half-life extension technology, in collaboration with Jazz Pharmaceuticals. Furthermore, our pipeline includes biosimilar candidates to Lucentis® and

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Neulasta®.

About China NT Pharma Group Company Limited (NT Pharma)

NT Pharma is a technology-based pharmaceutical company which is principally engaged in the investment, research and development (“R&D”), manufacturing and sales of pharmaceutical products in the People’s Republic of China (“China” or “PRC”) and countries overseas, with its products covering therapeutic areas of severe illness such as oncology, orthopedics, Central Nervous System (“CNS”), hepatology and respiratory system. NT Pharma owns two new Class 1 drugs in China, one well-known international brand-name drug, and a number of generic drugs, and the Group conducts its production through three of its subsidiaries, namely Suzhou First Pharmaceutical Co., Ltd. (“Suzhou First”), Jiangsu NT Biopharma Co., Ltd. (“Jiangsu Biopharma”) and NT Pharma Changsha Pharmaceutical Co., Ltd. (“Changsha Pharma”) and overseas partnered CMO. The Group also owns several sales and distribution companies with around 1,000 sales professionals and R&D specialists. The Group has an extensive promotion network in China, covering nearly 10,000 hospitals.

Pfenex Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of PF708, including development and commercialization PF708; the potential to receive future milestone and royalty payments under Pfenex’s agreement with NT Pharma; the expectation for PF708 to obtain marketing approval in key pharmaceutical markets; the belief that this agreement will accelerate development and commercialization of PF708; the potential for the collaboration to drive sales of PF708 in key pharmaceutical markets; the belief that NT Pharma is well positioned to complete the development and commercialization of PF708; and the potential for future collaborations with Pfenex and NT Pharma. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, challenges in successfully demonstrating the efficacy and safety of product candidates; the pre-clinical and clinical results for product candidates, which may not support further development of product candidates or may require additional clinical trials or modifications of ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; and difficulties in obtaining and maintaining intellectual property protection for product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Pfenex’s subsequent reports filed with the

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Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Pfenex Contact

Susan A. Knudson

Chief Financial Officer

(858) 352-4324

SKnudson@pfenex.com

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Press Release (for Hong Kong)

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

DISCLOSEABLE TRANSACTION

IN RELATION TO

DEVELOPMENT AND LICENSE AGREEMENT

THE LICENSE AGREEMENT

On 18 April 2018, China NT Pharma Group Company Limited (the “Company”, as the “licensee”), entered into the development and license agreement (the “License Agreement”) with Pfenex Inc., a Delaware corporation, as the licensor (the “Licensor”) (“Pfenex” and the Company will be collectively referred to as the “Parties” or individually as a “Party”), under which the Company will have the exclusive right to commercialize a therapeutic equivalent/biosimilar teriparatide injection to the reference drug product Forteo® (the “Product”) in Mainland China, Hong Kong, Singapore, Malaysia and Thailand (the “Territories” and each a “Territory”) and the Company will have the non-exclusive right to conduct development of the Product for commercialization in the Territory. The Product has been undergoing a robust development program in the United States.

LISTING RULES IMPLICATIONS

As some of the applicable percentage ratios calculated in accordance with Rule 14.07 of the Listing Rules in respect of the aggregate estimated amount of the consideration payable by the Group to Pfenex pursuant to the License Agreement exceed 5% but all of the applicable percentage ratios are less than 25%, the License Agreement is only subject to the reporting and announcement requirements but arc exempt from the shareholders’ approval requirement under Chapter 14 of the Listing Rules.

The major terms of the License Agreement are as follows:

THE LICENSE AGREEMENT

Date:	18 April 2018

Parties:	(i) the Licensor:	Pfenex

	(ii) the Licensee:	the Company

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To the best of the Directors’ knowledge, information and belief and having made all reasonable enquiry, the Licensor and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company.

Subject matter:	establish a partnership providing the Company with the right to develop and exclusively commercialize the Product in the Territories

Commencement date:	the date of signing of the License Agreement

Consideration:	The consideration has been agreed by Parties based on the analysis of the Product future commercial potential with reference to the existing revenue generated from the branded original product - Forteo.

The Company will pay a one-time and non-refundable upfront payment of US$2,500,000 upon signing the License Agreement to acquire exclusive rights of the Product in the Territories and may incur additional payments of up to US$22,500,000 based on the achievement of certain development, regulatory and sales-related milestones. The Company may also be required to pay double-digit royalties on net product sales.

Terms:	Pursuant to the License Agreement, the Company’s rights will continue on an ongoing basis in the Territories, as long as the Company continues to pursue development and commercialisation of the Product in the Territories, unless and until either Party exercises specified termination rights.

REASONS FOR AND BENEFITS OF ENTERING INTO THE LICENSE AGREEMENT

The Group is principally engaged in the investment, research and development, manufacturing and sales of pharmaceutical products in the People’s Republic of China and overseas countries. The Board is of the view that entering into the License Agreement will expand the orthopaedics product portfolio and biologics therapy of the Group, which is expected to benefit the Company and its shareholders as a whole. The collaboration of the Parties will utilize the strengths and resources of both companies to accelerate the development and commercialisation of biosimilars in which the Group has been highly interested. This cooperation will bring further discussion on the strategic cooperation for other Pfenex’s pipeline research and development candidates.

INFORMATION OF THE PARTIES

The Group

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The Company is an investment holding company. The Group is principally engaged in research and development, manufacturing, sales and distribution of pharmaceutical products, as well as the provision of pharmaceutical marketing and promotion services in China with its proprietary core products covering such therapeutic areas as oncology, central nervous system, hepatopathy and respiratory system. The Group has an extensive promotion network in China, covering over nearly 10,000 hospitals. The Group conducts its production through three of its subsidiaries, namely Suzhou First Pharmaceutical Co., Ltd. (“Suzhou First”), Jiangsu NT Biopharma Co., Ltd. (“Jiangsu Biopharma”) and NT Pharma Changsha Pharmaceutical Co., Ltd. (“Changsha Pharma”), Suzhou First has been certified by the new GMP, and has obtained approvals from the State Food and Drug Administration of China for over 100 types of drug registration licenses. Jaingsu Biopharma mainly manufactures anti-tumor drug and Changsha Pharma mainly manufactures traditional Chinese medicine for treatment of hepatopathy. During 2017, the Group substantially dedicated its focus on improving its operating profit margins, expanding its proprietary product portfolio and developing its own research and development capabilities. For the year ended 31 December 2017, the overall revenue of the Group was RMB604.9 million and operating profit improved significantly to RMB269.6 million.

Pfenex

Pfenex Inc. is a company incorporated in United States of America and listed on the NYSE American Stock Exchange. Pfenex is a clinical-stage development and licensing biotechnology company focused on leveraging its Pfenex Expression Technology® to improve protein therapies for unmet patient needs. Using the patented Pfenex Expression Technology platform, Pfenex has created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. Pfenex lead product candidates are PF708, a therapeutic equivalent candidate to Forteo® (teriparatide) for the treatment of osteoporosis, and its novel anthrax vaccine candidates, Px563L and RPA563, funded through an advanced development contract with the U.S. government. In addition, Pfenex is developing hematology oncology products, including PF743, a recombinant crisantaspase, and PF745, a recombinant crisantaspase with half-life extension technology, in collaboration with Jazz Pharmaceuticals. Furthermore, Pfenex pipeline includes biosimilar candidates to Lucentis® and Neulasta®.

GENERAL

All the terms and conditions of the License Agreement are negotiations between the Parties at arm’s length basis. The Directors believe that the terms of the License Agreement are fair and reasonable and in the interests of the shareholders and the Company as a whole.

To the best of the knowledge, information and belief of the Directors and having made all reasonable enquiries, Pfenex and their ultimate beneficial owncr(s) (where applicable) are third parties independent of the Company and its connected persons (as defined in the Listing Rules) as at the date of this announcement.

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LISTING RULES IMPLICATIONS

As some of the applicable percentage ratios calculated in accordance with Rule 14.07 of the Listing Rules in respect of the aggregate estimated amount of the consideration payable by the Group to the Pfenex pursuant to the License Agreement exceed 5% but all of the applicable percentage ratios arc less than 25%, the License Agreements are only subject to the reporting and announcement requirements but are exempt from the shareholders’ approval requirement under Chapter 14 of the Listing Rules.

DEFINITIONS

“Board”	the board of Directors
“Company” or “NT Pharma”	China NT Pharma Group Company Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are listed on the Main Board of the Stock Exchange

“Commencement Date”	means the date of signing of this agreement

“Director (s)”	the director(s) of the Company

“DNA”	Deoxyribonucleic acid

“FDA”	Food and Drug Administration, the United States of America

“GMP”	Good Manufacturing Practice

“Group”	the Company and its subsidiaries

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock

Exchange

“Shareholders”	holders of the Shares

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“USS”	United States dollars, the lawful currency of the US

“%”	percent

By Order of the Board
China NT Pharma Group Company Limited
Ng Tit
Chairman

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Hong Kong, 18 April 2018

As at the date of this announcement, the executive Directors are Mr. Ng Tit, Ms. Chin Yu and Mr. Wu Weizhong; the non-executive Directors are Dr. Qian Wei and Ms. Lou Jianying; and independent non-executive Directors are Mr. Tze Shan Hailson Yu, Mr. Patrick Sun, and Dr. Lap-Chee Tsui.

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Exhibit B

Arbitration

Any Dispute that has not been resolved in accordance with such Section 12.4 shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

The seat of arbitration shall be Hong Kong.

The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English.

Pending the selection of the arbitration panel or pending the arbitration panel’s determination of the merits of any Dispute, either Party may seek interim or provisional relief from a court of competent jurisdiction as necessary to protect the interests of such Party.

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Exhibit C

Existing Trademark

Jurisdiction	Trademark Name	Status	Classes	Filing Date	Appl. No.
Mainland China	BONSITY	Pending	5	June 30, 2017	25083070

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